UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

Colombia Goldfields Ltd.
(Name of small business issuer in its charter)

Delaware	1400	76-0730088
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification No.)

#208-8 King Street East
Toronto, Ontario Canada M5C 1B5
(415) 861-3421
(Address and telephone number of principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
New Castle County
(800) 927-9800
(Name, address and telephone number of agent for service)

Copies to:
Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada, 89120
(702) 312-6255 Fax: (702) 944-7100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered or on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
_________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

During fiscal 2006, we acquired several mineral rights in connection with our Marmato and Caramanta projects. On November 20, 2006, we were advised by our independent accountant, PricewaterhouseCoopers LLP, that in its view under GAAP, previously expensed amounts related to mineral property acquisitions were required to be recognized on our consolidated balance sheet. We previously accounted for these acquisitions by capitalizing the mineral rights and then subsequently recording an impairment charge against amounts capitalized. We engaged PricewaterhouseCoopers as our auditor on August 10, 2006 and PricewaterhouseCoopers reviewed the financial statements for the quarterly period ended June 30, 2006 as required by Item 310 of Regulation S-B.

Upon further review of the authoritative guidance and discussions with its auditors, we concluded that FAS 144 was misapplied in the first and second quarters of fiscal 2006. As of the dates of acquisition of our mineral rights, no impairment provision is permissible under GAAP, and furthermore there have been no changes in circumstances suggesting an impairment charge is warranted.

Emerging Issues Task Force (“EITF”) 04-2: Whether Mineral Rights are Tangible or Intangible Assets indicates that acquired mineral rights are tangible assets and should be reported as a separate component of property, plant, and equipment. EITF 04-3: Mining Assets: Impairment and Business Combinations indicates that Values Beyond Proven and Probable Reserves (VBPP) should be considered to the extent that a market participant would include VBPP in determining the fair value of the assets. The mineral rights acquired in each instance were “Long-Lived Assets” as contemplated by FAS 144: Accounting for the Impairment or Disposal of Long-Lived Assets and should have only been subject to FAS 144’s impairment considerations whenever events or changes in circumstances indicated that their carrying amount might not be recoverable.  At the acquisition dates of our mineral rights, there were no events or changes in circumstances that would suggest that an impairment of amounts initially capitalized under EITF 04-2 should be recognized.

In reaching the conclusion that there have been no changes in circumstances subsequent to the acquisition dates of our mineral rights, we considered the following factors:

i)
Subsequent to the acquisition dates of our mineral rights, we have continued to consolidate the various Marmato concessions during fiscal 2006, and have purchased 70 mining properties, awaiting payment once the documentation and registration is complete;

ii)	We have completed an independent technical review of available data indicating historical resources of approximately 5.3 million ounces of gold;
iii)	We have commenced channel sampling of the purchased concessions, supporting the conclusions of the technical review;
iv)	We have commenced an exploration program on the “el Salto” area of the Caramanta project, with encouraging preliminary results; and
v)	Progress on the movement of the Town of Marmato is positive, with continued support from the local government.

We have therefore concluded that it is inappropriate to record an impairment provision against acquired mineral rights at March 31, 2006 and June 30, 2006.

As a result of the forgoing, this Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2, Registration No, 333-136140 (the Form SB-2”), is being filed to include the interim financial statements for the period ended September 30, 2006 which reflect the acquired mineral rights on the balance sheet at their historical acquisition costs without any impairment provision.

SUBJECT TO COMPLETION, Dated January 16, 2007

PROSPECTUS
COLOMBIA GOLDFIELDS LTD.
24,577,555 SHARES OF COMMON STOCK

We completed three different exempt offerings to accredited investors. The first exempt offering closed on October 14, 2005 and consisted of a Unit that was priced at $0.25 which included one share of common stock and a warrant to purchase one share of common stock. We are registering in this prospectus 4,221,000 shares of common stock and 3,471,000 shares issued upon exercise of the warrants issued in this offering. In connection with this offering, we issued as a commission 368,100 shares of our common stock and we are registering these shares in this prospectus. In a second exempt offering that closed on January 10, 2006, we offered shares of our common stock at the offering price of $0.60 per share. We are registering in this prospectus 3,126,083 shares of common stock issued in this offering. Our third exempt offering closed on April 26, 2006 and consisted of a Unit that was priced at $1.50 which included one share of common stock and a warrant to purchase one share of common stock. We are registering in this prospectus 6,500,666 shares of common stock and the 6,500,666 shares of common stock underlying the warrants issued in this offering. In connection with this offering, we paid a commission which included the issuance of warrants to purchase 390,040 shares of our common stock. We are also registering in this prospectus the 390,040 shares of common stock underlying the warrants issued as a commission. The selling shareholders named in this prospectus are offering all of the shares of common stock being registered by this prospectus. We will not receive any proceeds from the sale of shares in this offering, although we will receive proceeds from the exercise of the stock warrants. We have not made any arrangements for the sale of these securities.

Our common stock is presently quoted on the over-the-counter bulletin board (the “OTCBB”) administered by the National Association of Securities Dealers (“NASD”) and our stock trading symbol is GCDF. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On December 29, 2006 the last sale price of our common stock as reported by the OTCBB was $1.46 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 8-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: January 16, 2007

Table of Contents	Page
Summary	7
Risk Factors	11
We need to raise substantial funds in order to acquire additional exploration and mining properties or interests and commence exploration activities.	11
Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business.	11
Because we presently do not carry title insurance and do not plan to secure any in the future, we are vulnerable to loss of title.	12
Because our property interest and exploration activities in Colombia are subject to political, economic and other uncertainties, situations may arise that could have a significantly adverse material impact on us.	12
Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.	12
Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure.	13
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.	13
Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.	13
In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.	14
Due to numerous factors beyond our control which could affect the marketability of gold including the market price for gold, we may have difficulty selling any gold if commercially viable deposits are found to exist.	14
Because of the speculative nature of exploration for gold properties, there is substantial risk that our business will fail.	14
Because our operations are located outside of the United States and a majority of our management is also located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.	14
Because our Chief Executive Officer, J. Randall Martin, is also an officer and director of Investcol Limited, situations may arise that would present a conflict of interests, which may result in decisions disadvantageous to our shareholders.	15
Because of potential conflicts of interest, our President and Vice President of Exploration may not be able or willing to devote a sufficient amount of time to our business operations causing our business to fail.	15
Because our success is dependent upon a limited number of people, our business may fail if those individuals leave the company.	15
If we fail to maintain an effective system of internal control, we may be able to accurately report our financial results or prevent fraud resulting in current and potential stockholders losing confidence in our financial reporting.	16

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	16
Because our common stock is quoted and traded on the over-the-counter bulletin board, short selling could increase the volatility of our stock price.	16
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	17
Because our stock price can be volatile, investors may not be able to recover any of their investment.	17
Because our common stock is quoted on the over-the-counter bulletin board administered by the NASD and is subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.	18
Because our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	18
Forward-Looking Statements	19
Use of Proceeds	19
Determination of Offering Price	19
Selling Shareholders	19
Plan of Distribution	27
Legal Proceedings	29
Directors, Executive Officers, Promoters and Control Persons	29
Security Ownership of Certain Beneficial Owners and Management	32
Description of Securities	33
Interest of Named Experts and Counsel	35
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	36
Organization Within the Last Five Years	36
Description of Business	36
Management’s Discussion and Analysis	48
Certain Relationships and Related Transactions	58
Market for Common Equity and Related Stockholder Matters	59
Executive Compensation	61
Financial Statements	64
Changes in and Disagreements with Accountants	65

SUMMARY INFORMATION

Colombia Goldfields Ltd.

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006. From the date of our incorporation until March 2005, we provided electronic filing services to companies that are required to electronically file reports with the Securities and Exchange Commission (‘SEC”). After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in western Colombia. We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exists on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, we cannot guarantee that we will make a profit. If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially and adversely affected. The disclosure that follows is a summary of each of the property interests.

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited ("Investcol"), a corporation organized and existing under the laws of Belize, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda., a corporation organized and existing under the laws of Colombia. As a result of this Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia. In consideration for the assignment of this interest, we paid to Investcol $500,000 and issued Investcol 1,000,000 shares of our common stock. In order to keep the underlying option in the Original Option Contract in good standing, we must incur exploration expenditures in the amount of $750,000 during the 12 month period commencing June 25, 2006 together with the issuance of 1,000,000 shares of our common stock and incur additional exploration expenditures of $1,740,000 for the 12 month period commencing June 25, 2007. On September 25, 2006, we entered into a Master Agreement to acquire all of the issued and outstanding shares of Gavilan Minerales S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock. Cia Servicios Logisticos de Colombia Ltda. is the primary shareholder of Gavilan. Gavilan holds proper legal title to Concessions 6602, 1343, and 6329. As a result of our acquisition of Gavilan, we became the title holder of these Concessions and no longer have to satisfy any minimum exploratory work obligations on these Concessions.

Also on September 22, 2005, we entered into an agreement with Investcol to manage the exploration operations on these interests. We paid Investcol an office fee of $7,500 on a monthly basis through July 31, 2006.

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of an equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a wholly-owned subsidiary of Investcol Limited. Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC’s issued and outstanding stock in consideration for the issuance of 1,000,000 shares of our common stock to Investcol and a $1,200,000 non-interest bearing demand loan to RNC. Thereafter on April 28, 2006, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in us owning 50% of RNC’s issued and outstanding common stock, in consideration for the issuance of 2,000,000 shares of our common stock to Investcol and a $4,000,000 non-interest bearing demand loan to RNC. Thereafter, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 75% of RNC’s issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol, payment of $200,000 to Investcol, a commitment to provide a $5,000,000 non-interest bearing loan to RNC by December 31, 2006, and commitment to provide sufficient funds to RNC to complete the feasibility study on the Marmato Mountain Project pursuant to the First Amendment to the Stock Purchase Agreement (the “First Amendment”) of the Stock Purchase Agreement executed on August 22, 2006. On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we have the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment can be made in either cash, shares of our common stock, or any combination thereof. Any shares issued shall be valued at 90% if the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option.

RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera de Caldas S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato deposit located in western Colombia.

On April 10, 2006, we acquired from Investcol its rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area referred to as the Caramanta location in western Colombia. In consideration for this acquisition, we issued to Investcol one million restricted shares of our common stock and paid to Investcol $350,000. As a result of our acquisition of Gavilan on September 25, 2006 pursuant to the terms of the Master Agreement described above, we also became the title holder to Concessions 6993, 7039, 6821, 6770, HET-31, 32, 26, 27, and HETG-01 and no longer have to satisfy any minimum exploratory work obligations on these Concessions.

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A (“KEDAHDA”), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia identified Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17. Pursuant to an Agreement with Caldas, we paid the purchase price of $500,000 for these entire property interests and

Caldas agreed to hold the title for these property interests in their name for our benefit. Title to these property interests are being held by Caldas in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia.

Our principal office is located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.

Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 24,577,555 shares of our common stock of which17,686,849 are currently issued and outstanding and 6,890,706 represent common shares underlying warrants we have issued.
Offering Price and Alternative Plan of Distribution
All shares being offered are being sold by existing shareholders without our involvement, so the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued and to be Issued
56,036,849 shares of our common stock are issued and outstanding as of January 16, 2007. All of the common stock to be sold under this prospectus will be sold by existing shareholders. Our issued and outstanding shares will increase if warrants issued to the selling shareholders are exercised into common stock. If all of the warrants issued are exercised into common stock, we will have 62,927,555 shares of common stock issued and outstanding.

Summary Financial Information

Balance Sheet Data	As of December 31, 2005 (audited)	As of September 30, 2006 (unaudited)
Cash and cash equivalents Total Assets Liabilities Total Stockholder’s Equity	$1,565,640 1,765,341 83,004 1,682,337	$3,225,396 33,324,257 9,781,909 23,542,348

Statement of Operations	Fiscal Year Ended December 31, 2005 (audited)		Nine Months Ended September 30, 2006 (unaudited)
Revenue Net Loss for Reporting Period	$ $	0 1,491,470	$ $	0 4,880,486

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Due to any of these risks, you may lose all or part of your investment.

We need to raise substantial funds in order to acquire additional exploration and mining properties or interests and commence exploration activities.

We have incurred a net loss of $6,431,449 for the period from our inception on March 25, 2003 to September 30, 2006. As of September 30, 2006, we had cash and cash equivalents in the amount of $3,225,396. We presently are not generating any revenue and do not anticipate that we will generate any revenue from operations in the near future. Our business plan includes completing the acquisition of the remaining 10% equity interest in RNC (Colombia) Limited, which may require additional funds of as much as $15,000,000 on or before May 1, 2009. As a result, we will require at least $15,000,000 to implement our business plan over the twelve to thirty-six months in addition to any funds we require to continue our exploration activities. We currently do not have any arrangements for financing and we may not be able to obtain financing. If we are unable to obtain additional financing when sought, we will be required to curtail our business plan. Any additional equity financing may involve substantial dilution to our then existing shareholders. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have a very limited operating history upon which an evaluation of our future success or failure can be made. It was only recently that we took steps in a plan to engage in the acquisition of interests in exploration and development properties in western Colombia, and it is too early to determine whether such steps will lead to success. It is premature to evaluate the likelihood that we will be able to operate our business successfully. To date, we have been involved primarily in the acquisition of property interests and mining rights in western Colombia and have not commenced any exploration activities. We have not earned any revenues from our current operations as of the date of this prospectus.

Because we presently do not carry title insurance and do not plan to secure any in the future, we are vulnerable to loss of title.

We do not maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of mineral concessions for which we hold the options to acquire either directly or through our equity interest in RNC (Colombia) Limited. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties. The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title. As a result, any claims against us may result in liabilities we will not be able to afford resulting in the failure of our business.

Because our property interest and exploration activities in Colombia are subject to political, economic and other uncertainties, situations may arise that could have a significantly adverse material impact on us.

Our property interests and proposed exploration activities in western Colombia are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions, changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on us. No assurances can be given that our plans and operations will not be adversely affected by future developments in Colombia

Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.

Our operations are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any changes in these laws could affect our operations and economics. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. We cannot predict how agencies or courts in Colombia will interpret existing laws and regulations or the effect of these adoptions and interpretations may have on our business or financial condition. We may be required to make significant expenditures to comply with governmental laws and regulations.

Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future. Exploration activities may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Additionally, we do not maintain insurance against environmental risks. As a result, any claims against us may result in liabilities we will not be able to afford resulting in the failure of our business.

Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Weather conditions can increase delays resulting in additional costs and expenses. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards for which we cannot insure or for which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of commercially exploitable mineral deposits. We may be forced to revise our exploration program at an increased cost if we encounter unusual or unexpected formations. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

We have and will in the future engage consultants to assist it with respect to our operations in Colombia. We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with the Marmato and Caramanta transactions. No assurances can be given that it will be successful in our efforts. Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.

Our due diligence activities have been limited, and to a great extent, we have relied upon information provided to us by Investcol Limited. Accordingly, no assurances can be given that the properties or mining rights we possess will contain adequate amounts of gold for commercialization. Further, even if we recover gold from such mining properties, we cannot guarantee that we will make a profit. If we cannot acquire or locate commercially exploitable gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.

In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel. No assurances can be given that we will be able to compete effectively.

Due to numerous factors beyond our control which could affect the marketability of gold including the market price for gold, we may have difficulty selling any gold if commercially viable deposits are found to exist.

The availability of markets and the volatility of market prices are beyond our control and represent a significant risk. Even if commercially viable deposits of gold are found to exist on our property interests, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell gold in the event that commercial viable deposits are found to exist.

Because of the speculative nature of exploration for gold properties, there is substantial risk that our business will fail.

The search for gold as a business is extremely risky. We cannot provide any assurances that the gold mining interests that we have acquired will contain commercially exploitable reserves of gold. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures made and to be made by us in connection with the our interests in the Marmato Mountain Gold District and Caramanta Municipality, as well as the further exploration of the properties, will be substantial and may not result in the discovery of commercially exploitable reserves of gold.

Because our operations are located outside of the United States and a majority of our management is also located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

With the exception of Mr. Martin who is our President and Chief Executive Officer, all of our officers and directors are not residents of the United States. Furthermore, all or a substantial portion of the assets of our current executive officers and directors are located outside the United States. All of our operations are also located outside of the United States. As a result, it may not be possible for you to:

▪	effect service of process within the United States upon us or our executive officers and directors; or
▪	enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our executive officers and directors;
▪
enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the courts of foreign jurisdictions against judgments obtained against us or our executive officers and directors; or

▪	bring an action in a court of a foreign jurisdiction to enforce liabilities based on the U.S. federal securities laws against us or our executive officers and directors.

Because our Chief Executive Officer, J. Randall Martin, is also an officer and director of Investcol Limited, situations may arise that would present a conflict of interests, which may result in decisions disadvantageous to our shareholders.

Mr. Martin, our President and Chief Executive Officer, is also an officer and director of Investcol Limited (“Investcol”), the party from which we acquired our equity interest in RNC (Colombia) Limited and other interests, applications and options in mining rights in western Colombia. Investcol has been retained to direct and supervise our mining operations in Colombia. Although the terms of each of these agreements with Investcol were negotiated and agreed to prior to Mr. Martin's appointment as President and Chief Executive Officer, future situations may develop where Mr. Martin's interest as a principal of Investcol conflicts with his fiduciary duties as an officer and director of our company. Although, we will attempt to minimize or eliminate Mr. Martin's ability to influence any of our decisions affecting Investcol, should a conflict occur it is possible that any such conflict could be resolved in the interests of Investcol instead of our shareholders.

Because of potential conflicts of interest, our President may not be able or willing to devote a sufficient amount of time to our business operations causing our business to fail.

Our Chief Executive Officer, Mr. Martin, is also an officer and director of Investcol and he may become affiliated with other mining companies. We do not maintain a key man life insurance policy for Mr. Martin. Our executive officers do not devote their full time to our operations. If the demands of our business require the full business time of Mr. Martin or our other executive officers and directors, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our success is dependent upon a limited number of people, our business may fail if those individuals leave the company.

The ability to identify, negotiate and consummate transactions that will benefit us are dependent upon the efforts of our management team and Investcol. We have engaged Investcol to provide support for our management and supervise exploration and development activities in Colombia. The loss of the services of any member of management or the principals of Investcol could have a material adverse effect on us.

If we fail to maintain an effective system of internal control, we may be able to accurately report our financial results or prevent fraud resulting in current and potential stockholders losing confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financials reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. We are currently working towards Sarbanes Oxley 404 compliance, but there can be no assurance that we will be compliant within the deadlines imposed by Sarbanes Oxley.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Because our common stock is quoted and traded on the over-the-counter bulletin board, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because our stock price can be volatile, investors may not be able to recover any of their investment.

Stock prices in general, and stock prices of mineral exploration companies in particular, have experienced extreme volatility that often have been unrelated to the operating performance or any specifics of the company. Factors that may influence the market price of our common stock include:

(i)	actual or anticipated changes or milestones in our operations;
(ii)	our ability or inability to acquire gold mining properties or interests in such properties in Colombia;
(iii)	our ability or inability to generate revenues;
(iv)	increased competition within Colombia and elsewhere;
(v)	government regulations, including mineral exploration regulations that affect our operations;
(vi)	predictions and trends in the gold mining exploration industry;
(vii)	volatility of gold market prices;
(viii)	sales of common stock by "insiders"; and
(ix)	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

Our stock price may also be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuation, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.

Because our common stock is quoted on the over-the-counter bulletin board administered by the NASD and is subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by the NASD). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

Our shares are quoted on the over-the-counter bulletin board and we are required to remain current in our filings with the SEC in order for shares of our common stock to remain eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as “anticipate,” “believe,” “estimate,”“expect,”“intend,”“predict,”“project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management Discussion and Analysis.”

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual result may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that would cause actual results to differ before making an investment decision.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the shares of common stock being registered by this prospectus. The shares include the following:

▪
4,221,000 common shares and the 3,471,000 common shares issued upon the exercise of the warrants that the selling shareholders acquired from us by the selling shareholders in an offering that was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933 and completed on October 14, 2005;

▪
368,100 shares of common stock issued as a commission in connection with the exempt offering from registration under Rule 506 of Regulation D of the Securities Act of 1933 and completed on October 14, 2005;

▪
3,126,083 shares of common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on January 10, 2006;

▪
6,500,666 common shares and the right to purchase 6,500,666 common shares that are underlying each warrant that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on April 26, 2006;

▪
390,040 shares of common stock that are underlying warrants issued as a commission in connection with the exempt offering from registration under Regulation S of the Securities Act of 1933 and completed on April 26, 2006;

At the time of the purchase, no selling shareholder had any agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	The number of shares owned by each prior to this offering;
2.	The number of shares to be received upon the exercise of warrants;
3.	The total number of shares that are to be offered by each;
4.	The total number of shares that will be owned by each upon completion of the offering;
5.	The percentage owned by each upon completion of the offering; and
6.	The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 56,036,849 shares of common stock outstanding on January 16, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering
Absolute Octane Fund One Cayman House 215 North Church St. P.O. Box 10630 APO Grand Cayman, Cayman Islands	1,800,000	1,800,000	3,600,000	0	0%

Absolute East West Fund One Cayman House 215 North Church St. P.O. Box 10630 APO Grand Cayman, Cayman Islands	2,000,000	2,000,000	4,000,000	0	0%
Wendy Caledon Flat 14 26 Lowndes Street London, England, UK, SW1 X95D	12,000	12,000	24,000	0	0%
Mexana Limited Akara Building. 24 De Castro Street Wickhams Cay I Road Town, Tortola, BVI	166,666	166,666	333,332	0	0%
Timeless Precious Metal Fund 123 Melita Street Valletta, Malta, VLT 16	200,000	200,000	400,000	0	0%
Georges Berberat Chemin Rieu, Nr 10, CH-1208 Geneva, Switzerland	60,000	10,000	70,000	0	0%
Anima S.G.R.p.A. Rubrica Anima Fondo Trading Via Brera 18 20121 Milan, Italy	500,000	500,000	1,000,000	0	0%
Anima S.G.R.p.A Rubrica- Fondattivo Via Brera 18 20121 Milan, Italy	150,000	150,000	300,000	0	0%
Anima S.G.R.p.A. Rubrica - Anima America Via Brera 18 20121 Milan, Italy	350,000	350,000	700,000	0	0%
Monique Steinbruchel 9 Route De Covery Meinier 1252, Switzerland	12,000	12,000	24,000	0	0%
Standard Bank Jersey Ltd. As Custodian of Belgravia Gold & Resource Fund LP 47-49 La Motte Street St Helier, Jersey Channel Islands, JE4 8XR	150,000	150,000	300,000	0	0%

Gesico International S.A. P.O. Box 7412 Panama 5, Republic of Panama	335,000	335,000	670,000	0	0%
Amerfin SA C/O CapitalPro International Inc., 2 Rue Robert De Traz Geneva 1206, Switzerland	70,000	70,000	140,000	0	0%
Finaline Business P. Moncheur-Finaline 10 Rue De La Corraterie Geneva 1204, Switzerland	50,000	50,000	100,000	0	0%
Petrus FD P. Moncheur-Finaline 10 Rue De La Corraterie Geneva 1204, Switzerland	100,000	100,000	200,000	0	0%
Mel Craw Route De La Florettaz 71 Cheserex 1275, Switzerland	27,000	27,000	54,000	0	0%
RBSI Custody Bank Ltd. REF Samaria a/c No. 306734 St. Andres House Le Bordage St. Guernsey Channel Islands GX1 1BR	75,000	75,000	150,000	0	0%
Stephan Chayto 12, Vent Blanc Geneva 1223, Switzerland	110,000	10,000	120,000	0	0%
Miguel Rivera 8 Chemin Tivoli, Petit-Lancy, 1213 Geneva, Switzerland	3,000	3,000	6,000	0	0%
John A. Marden Rte de Malaguou, 10, CH 1208, Geneva, Switzerland	15,000	15,000	30,000	0	0%
Peter Gheysens 36A Chemin Armand Dufaux, 1245 Geneva, Switzerland	10,000	10,000	20,000	0	0%
Pierre Arbour 1434 Sherbrooke West Montreal, Quebec Canada H3G 1K4	25,000	25,000	50,000	0	0%

Credit Agricole (Suisse) SA Administration titres 46-48 chemin de Beree, 10 Lausanne, Switzerland	2,630,000	75,000	2,705,000	0	0%
Julius Baer & Co. Ltd Rue Pierre - Fatio 7 P.O. Box 3142 1211 Geneva 3 Switzerland. Attention: Mr. Cedric Follonier	415,000	255,000	670,000	0	0%
Olivier Turrettini Chemin du Nantet 36 CH-1245 Collonge Bellerive, Switzerland.	20,000	20,000	40,000	0	0%
Northcove Holdings SA 19 Blvd. Georges-Favon 1204 Geneva, Switzerland	56,500	0	56,500	0	0%
Parkdale Investments SA 1, rue du Cendrier, 1201 Geneva, Switzerland	0	72,220	72,220	0	0%
Evergreen Investment Corp. 22 rue Henri-Mussard, 1207 Geneva, Switzerland	0	236,620	236,620	0	0%
Westmount Capital 17, rue du Cendrier, 1201 Geneva, Switzerland	0	73,000	73,000	0	0%
RAM Partners SA 19 blvd Georges-Favon, CH-1204 Geneva, Switzerland	0	8,200	8,200	0	0%
Heritage Bank & Trust 12, cours des Bastions, P.O. Box 3341, 1211 Geneva 3, Switzerland	100,000	0	100,000	0	0%
Francis G. O'Hara C/O RAMP Partners, 19 Blvd Georges-Favon, CH 1204 Geneva, Switzerland	70,000	0	70,000	0	0%

Francis G. O'Hara C/O RAMP Partners, 19 Blvd Georges-Favon, CH 1204 Geneva, Switzerland	50,000	0	50,000	0	0%
Bank Julius Baer & Co. Ltd Bahnhofstrasse 36, 8010 Zurich, Switzerland	721,600	80,000	801,600	0	0%
FPFS CS Ireland Ltd. Custom House Plaza 5th Fl. Plaz IFSC Dublin 1 Ireland	835,000	0	835,000	0	0%
Pierre-Eric BOSSI Rue Du Leman 18, 1201 Geneve, Switzerland	10,000	0	10,000	0	0%
Pierre-Eric BOSSI Rue Du Leman 18, 1201 Geneve, Switzerland	50,000	0	50,000	0	0%
George S. Palfi 8 rue, Pedro-Meylan, 1208 Geneva, Switzerland	100,000	0	100,000	0	0%
BMO Nesbitt Burns in Trust for A/C 402-20141-22 36th Floor, 1 First Canadian Place, Toronto, ON, Canada, M5X 1H3, Attn Paulette Palumbo	350,000	0	350,000	0	0%
Laurent MARTIN-ROUAIX 17 rue des Maraichers, 1205 Geneva, Switzerland	9,000	0	9,000	0	0%
Morrie Tobin 40 Bassano Road, Toronto, Ontario,Canada, M2N 2K1	100,000	0	100,000	0	0%
Morrie Tobin 40 Bassano Road, Toronto, Ontario,Canada, M2N 2K1	83,333	0	83,333	0	0%
Evergreen Investment Corporation c/o Executive Relocation, 54 rue de Lausanne, 1202 Geneva, Switzerland	65,000	0	65,000	0	0%

Evergreen Investment Corporation c/o Executive Relocation, 54 rue de Lausanne, 1202 Geneva, Switzerland	60,000	0	60,000	0	0%
Henry Galvin 45C8 Dalhart road. NW., Calgary, Alberta, Canada, T3A1B7	30,000	0	30,000	0	0%
Martino Vergata 2020 Sinclair Street, Winnipeg, Manitoba, Canada, R2V 4G5	15,000	0	15,000	0	0%
Portal Standards Inc. Main Street, Charlestown, Nevis, West Indies	500,000	0	500,000	0	0%
Mr. Yuri Baybazarov Crown Capital Group Ltd., C/O Dimitry Spivak, 12 Ch.De laTour De Champel, 1206 Geneva, Switzerland	55,750	0	55,750	0	0%
Christian Weyer Primaco S.A., Rue A Saladin, P.O. Box 6, 1299 Crans-Pres-Celigny, Switzerland	50,000	0	50,000	0	0%
Behzad Shayanfar 31 Bickenhall Mansions, Bickenhall Street, London, W1U 6BR, UK	25,000	0	25,000	0	0%
George Gut Le Majestic, 1936 Verbier 1S, Switzerland	15,000	0	15,000	0	0%
Richard Hunter 3828 West Broadway Vancouver, B.C., Canada V6R 2C3	80,000	0	80,000	0	0%
Gilmore Advisors Ltd. (BVI) C/O Leon Afanassiev Rue de la Vallee 3, 1204 Geneva-Switzerland	40,000	0	40,000	0	0%
Danaya Limited (BVI) C/O Leon Afanassiev Rue de la Vallee 3, 1204 Geneva-Switzerland	40,000	0	40,000	0	0%

Vilman Enterprises Ltd. (BVI) C/O Leon Afanassiev Rue de la Vallee 3, 1204 Geneva-Switzerland	50,000	0	50,000	0	0%
Pierre-Eric Bossi Rue Du Leman 18, 1701 Geneva, Switzerland	160,000	0	160,000	0	0%
EFG Eurofinanciere D’Investissement Villa Des Aigles 15 Avenue D’Ostende MC 98000, Monaco	80,000	0	80,000	0	0%
Laurent Martin-Rouaix 17 Rue de Maraichers, 1205 Geneva, Switzerland	30,000	0	30,000	0	0%
Aldford Group Ltd. Loyalist Plaza Don Mackay Blvd. Marsh Harbour, Abaco, Bahamas	400,000	0	400,000	0	0%
James T. Braha 680 Fox St. Longboat Key, Florida, 34228	100,000	0	100,000	0	0%
Morrie Tobin 40 Bassano Road Toronto, Ontario, M2N 2K1	400,000	0	400,000	0	0%
Behzad Shayanfar Flat 612, 159 Great Dover St. London, SE14WW, UK	150,000	0	150,000	0	0%
Thierry Moret Chemin de la Dauphine, 9, 1291 Commugny - Switzerland	220,000	0	220,000	0	0%
Rhone International Consulting LLC PO Box 1071 Portsmouth, NH 03802	200,000	0	200,000	0	0%
Jemaa M’Rad 8, Chemin Gilbert Trolliet, 1209 Geneva, Switzerland	40,000	0	40,000	0	0%
Chris A. Pederson Rue Beau Sejour 18, 1209 Geneva, Switzerland	80,000	0	80,000	0	0%

Affaires Financieres SA Lowenstrasse 11, 8001 Zurich, Switzerland	200,000	0	200,000	0	0%
Mac & Co. P.O. Box 3196 Pittsburgh, PA 15230-3196	100,000	0	100,000	0	0%
Heritage Bank & Trust SA 12 Cours Des Bastions PO Box 3341, 1211 Geneva 3 - Switzerland	1,580,000	0	1,580,000	0	0%
Roytor & Co for Bank Sal. Oppenheim Jr. & Cie (Switzerland) Ltd. Uraniastr. 28, CH-8022 Zurich, Switzerland	800,000	0	800,000	0	0%
Banque Bonhote & Cie SA 16 Rue Du Bassim, 2001 Neuchatel, Switzerland	200,000	0	200,000	0	0%
Bank Insinger de Beaufort Safe Custody NV Herebracht 537, 1017 BV Amsterdam, Netherlands	100,000	0	100,000	0	0%

None of the selling shareholders;

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or
(2)	has been one of our officers or directors.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales,
5.	in any combination of these methods of distribution; or
6.	any other method permitted by applicable law.

Our common stock is quoted on the over-the-counter bulletin board administered by the NASD, so the offering price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. The sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In general, under Rule 144 of the Securities Act as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

▪	one percent of the number of shares of common stock then outstanding, or
▪
the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. However, pursuant to the rules and regulations promulgated under the Securities Act, the OTC Bulletin Board, where our common stock is quoted, is not an “automated quotation system” referred to in Rule 144(e). As a consequence, this market-based volume limitation allowed for securities listed on an exchange or quoted on NASDAQ is unavailable for our common stock.

Sales under Rule 144 are also subject to requirements with respect to manner-of-sales requirements, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. Under such circumstance, all unidentified security holders will be identified in pre-effective or post-effective amendment(s) or prospectus supplement(s), as applicable.

We can provide no assurance that all or any of the common stock offered being registered hereby will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Delaware is Corporation Service Company, 2711 Centerville Rd., Wilmington, Delaware 19808.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of January 16, 2007 are as follows:

Name	Age	Office(s) Held
J. Randall Martin	49	President, Chief Executive Officer and Director
Jim Kopperson	39	Chief Financial Officer
Dr. Stewart D. Redwood	46	Vice President of Exploration
Thomas Ernest McGrail	56	Director
Robert E. Van Tassell	71	Director
David Bikerman	47	Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

J. Randall Martin. On March 1, 2006, our Board of Directors appointed J. Randall Martin to act as our Chief Executive Officer, President, and as a member of our Board. Most recently, Mr. Martin served as Chairman and CEO of RNC Gold from May 13, 2005 to February 28, 2006 and served as CEO from December 2003 to May 13, 2005. Following its inception as a private company in 2000, he proceeded to list RNC Gold on the Toronto TSX in December of 2003. At the end of February 2006, RNC Gold completed a successful amalgamation with Yamana Resources, a Toronto-based intermediate gold producer. RNC Gold operated three gold mines located in Nicaragua and Honduras with combined annual gold production capacity of over 150,000 ounces. RNC Gold also completed a feasibility study on a gold project in Panama and conducted extensive exploration programs in Mexico, Honduras, and Nicaragua. Mr. Martin previously worked with AMAX Inc. (a worldwide base metals mining company), DRX, Inc. (a junior exploration company), Martin Marrietta, Behre Dolbear (an international mining consulting company) and Greenstone Resources Limited (a Central American gold producer). He has a B.Sc. in mining engineering from the Krumb School of Mines at Columbia University where he completed graduate work in mining and mineral economics.

Jim Kopperson. On December 1, 2006, the Board of Directors appointed Mr. Jim Kopperson to act as our Chief Financial Officer. Mr. Kopperson is a Chartered Accountant and holds a Masters Degree in Accounting from the University of Waterloo. From 1994 to 1997, Mr. Kopperson served in the Office of the Chief Accountant at the Ontario Securities Commission. From 1997 to 1999, he was Senior Manager at KPMG, LLP, an international accounting and consulting firm. From 1999 to 2002 he was an Audit and Securities Reviewing Partner with KPMG, LLP. From 2002 to 2005, he was Chief Financial Officer of RDM Corporation, a publicly traded transaction processing and manufacturing company. In 2006, Mr. Kopperson served as interim Chief Financial Officer for Photowatt Technologies, an alternative energy company.

Dr. Stewart D. Redwood. On December 1, 2006, our Board of Directors appointed Dr. Redwood to act as Vice President of Exploration. Dr. Redwood has accumulated 25 years of mineral exploration experience. He has a degree in geology from Glasgow University and obtained his Ph.D from Aberdeen University for his work on the gold and silver deposits of Bolivia. From 1987 to 1989 he was a Higher Scientific Officer with the British Geological Survey in Scotland. From 1989 to 1994 he was Director of Exploration for Mintec S.A., a Bolivian consulting firm. From 1994 to 1999, Dr. Redwood joined Inmet Mining Corporation as Senior Geologist in South and Central America. In 2000, he worked as Chief Geologist for AngloGold South America Ltd. on the company’s gold exploration in South America. From 2000 to 2004, Dr. Redwood co-founded and served as the COO and director of Exploration & Discovery Latin America (Panama) Inc. to carry out gold exploration in the Dominican Republic, Central America and Peru. From 2002 to 2005, he was the Chief Geologist of Minmet plc, a company conducting exploration and mining in Brazil, Sweden and Spain. From 2004 to 2005, he was President, CEO and director of GoldQuest Mining Corp., a company involved in gold exploration in the Dominican Republic. From 2005 until joining our company, Dr. Redwood provided geological consulting to various firms.

Thomas Ernest McGrail. On June 14, 2005, our Board of Directors appointed Mr. McGrail to serve as a member of the Board. Mr. McGrail has an extensive background in mining development and operation. From January 2002 to the present, Mr. McGrail has served as construction manager for Minero Cerro Quema. Mr. McGrail’s responsibilities include obtaining all appropriate government approvals prior to commencing mining operations and participating in the feasibility study. Also from January 2002 to the present, Mr. McGrail has acted as a consultant to Minerales de Copan for a project located in Honduras. From April 2001 to July 2002, Mr. McGrail served as general manager for Desarrollo Minera de Nicaragua, S.A. and also acted as the interim general manager for this company on a mining project from August 2004 to October 2004. Mr. McGrail served as president and general manager of HEMCO de Nicaragua, S.A. from June 1999 to April 2001.

Robert E. Van Tassell. On November 29, 2005, our Board of Directors appointed Mr. Van

Tassell to serve as a member of our Board. Prior to his retirement in 1998, Mr. Van Tassell was involved in the Canadian mining industry for 42 years, the last 16 of which was spent as Vice President of Exploration for Dickenson Mines/Goldcorp Inc. Mr. Van Tassell is a life member of the CIM, a member of the Association of Applied Geochemists and the Geological Association of Canada. Mr. Van Tassell currently is a member of the Board of Directors for the following companies: Lexam Explorations Inc., Plato Gold Corp., Red Lake Resources, Rupert Resources, and Yukon Gold Corporation.

David Bikerman. On July 31, 2006, Mr. Bikerman was elected to serve as a member of our Board. Mr. Bikerman has been in the mining field for over twenty years and is experienced in all aspects of mining enterprises from exploration through operations. He is the founder of Bikerman Engineering & Technology Associates, Inc. where he offers expert services to the mining industry in financial modeling, exploration and geologic model preparation, geo-statistical and reserve analyses, environmental plans, project feasibility, and project design and management.

Mr. Bikerman is President of China Operations and advisor to the Board for East Delta Resources Corp. and is President and CEO of Sino Silver Corp. Most recently, Mr. Bikerman served as the Manager of Mining for RNC Resources Ltd. until it was sold in 2006. He was Vice President and Chief Engineer for Greenstone Resources Ltd. from 1993 to 1996 and was responsible for technical analysis, project design, and engineering for a Central American gold project. He was Vice President and Manager of Mining of Minas Santa Rosa, S.A. (Panama) and was a member of the Board of Minera Nicaraguense, S. A. (Nicaragua). He worked for five years as an Associate at Behre Dolbear & Co., an international minerals industry consultant based in New York, N.Y.

Mr. Bikerman holds three degrees in mining engineering. In 1981, he earned his Bachelor of Science in Mining Engineering from the University of Pittsburgh. In 1985, he earned his Master of Science in mining engineering from the Henry Krumb School of Mines at Columbia University in New York. In 1995, he earned his Engineer of Mines, also from the Henry Krumb School of Mines at Columbia University.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors. We do retain consultants to assist in our operations on an as-needed basis.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with any director, person nominated to become a director, executive officer, or control person of our company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 16, 2007, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 56,036,849 shares of common stock issued and outstanding on January 16, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as described in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated, the address of each person named in this table is c/o Colombia Goldfields Ltd., #208-8 King Street East, Toronto, Ontario Canada M5C 1B5.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Executive Officers and Directors
Common	J. Randall Martin	1,000,000	2.0% (2)
Common	Stewart D. Redwood	0	0% (3)
Common	Thomas Ernest McGrail	200,000	0.5% (4)
Common	David Bikerman	0	0% (5)
Common	Jim Kopperson	0	0% (6)
Common	Robert E. Van Tassell	0	0.1% (7)
Total of all Directors and Executive Officers		1,200,000	2.6%

More than 5% Beneficial Owners
Common	Daniel Hunter (8)	4,268,400	8.0% (8)
Common	Investcol Limited (9) #208-8 King Street East Toronto, Ontario Canada M5C 1B5	13,200,000	23.6%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)	Mr. Martin was granted options to purchase 500,000 shares of common stock at an exercise price of $1.65 per share of which 125,000 of these options have vested and are exercisable within 60 days.

(3)	Mr. Redwood was granted options to purchase 100,000 shares of common stock at an exercise price of $1.90 per share of which 25,000 of these options have vested and are exercisable within 60 days.

(4)	Mr. Mc Grail was granted options to purchase 200,000 shares of common stock at an exercise price of $0.75 per share of which 100,000 of these options have vested and are exercisable within 60 days.

(5)	Mr. Bikerman was granted options to purchase 200,000 shares of common stock at an exercise price of $1.35 per share, but none of these options are exercisable within 60 days.

(6)
Mr. Kopperson was granted options to purchase 100,000 shares of common stock at an exercise price of $1.20 per share and 300,000 shares of common stock at an exercise price of $1.15 per share, but none of these options are exercisable within 60 days.

(7)
Mr. Van Tassell was granted options to purchase 200,000 shares of common stock at an exercise price of $0.75 per share, of which 100,000 of these options have vested and are exercisable within 60 days.

(8)	Mr. Hunter holds options to purchase 225,000 shares of common stock at an exercise price of $0.75 per share which have vested and are exercisable within 60 days.

(9)
Mr. Martin is an officer and director of Investcol Limited. Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934, Mr. Martin disclaims beneficial ownership over the shares held by Investcol Limited. The shares held by Investcol Limited have not been included in the calculation of beneficial ownership for Mr. Martin.

Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. As of January 16, 2007, there were 56,036,849 shares of our common stock and 0 shares of our preferred stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote for each outstanding share held by him, her, or it on each matter voted at a stockholders' meeting, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present, in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing five percent (5%) of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger, or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash) all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized to issue all or any of the shares of the preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The DGCL provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Share Purchase Warrants

We are registering the common stock underlying the warrants that are a component of the units offered in an exempt offering from registration pursuant to Regulation S of the Securities Act that was completed on April 26, 2006. The holder(s) of the 6,500,666 warrants issued in the exempt offering that closed on April 26, 2006 have the option to convert the warrant into our common stock on a one-to-one basis for a 24-month period or until April 26, 2008 at an exercise price of $2.50 per share.

We are registering the common stock underlying the warrants that were issued as a commission in connection with the exempt offering from registration under Regulation S of the Securities Act of 1933 and completed on April 26, 2006. The holder of the 390,040 warrants has the option to convert the warrant into our common stock on a one-to-one basis for a 36-month period or until April 26, 2009 at an exercise price of $2.00 per share.

Holders of all warrants have no voting rights unless and until the warrants are converted into common stock. As a result of owning these warrants, warrant holders have no right to participate in any shareholder decisions.

We have no other stock purchase warrants outstanding other than those described above.

Delaware Anti-Takeover Laws

Delaware General Corporation Law (“DGCL”) Section 203 provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our Articles of Incorporation or Bylaws provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The DGCL creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark, LLP our independent legal counsel, has provided legal advice in connection with this registration statement and the offer and sale of our securities. Akerman Senterfitt has provided an opinion with respect to the validity of the issuance of our common stock, the subject of this registration statement, under Delaware law.

Vellmer & Chang, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Vellmer & Chang has presented their report with respect to our audited financial statements. The report of Vellmer & Chang is included in reliance upon their authority as experts in accounting and auditing.

Mr. Stewart D. Redwood, a consulting geologist, has provided us with a geological evaluation report on the Zona Alta portion of the Marmato gold-silver deposit located in western Colombia.

We employed him on a flat rate consulting fee.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006. From the date of our incorporation until March 2005, we provided electronic filing services to companies that are required to electronically file reports with the Securities and Exchange Commission (‘SEC”). After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in western Colombia. On May 13, 2005, we changed our name to Colombia Goldfields Ltd.

We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exists on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, we can not guarantee that we will make a profit. If we can not acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.

Description of Business

Our Business

Our current focus is on the acquisition and development of our interests in mining properties located in the Marmato Mountain Gold District located in Colombia. We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exist on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, we cannot guarantee that we will make a profit. If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected. Disputes over land ownership are common, especially in the context of resource developments. Identifying all the affected landowners or related stakeholders, and structuring compensation arrangements that are both fair and acceptable to all of them, is often extremely difficult. We believe that the satisfactory resolution of any local landowner or related stakeholder concerns is essential to the eventual development and operation of modern gold mines in the Marmato and Caramanta projects. The failure to adequately address any such landowner or related stakeholder issues will disrupt our plans. Although we will spend considerable time, effort and expense in an attempt to resolve any landowner or related stakeholder issues associated with our planned operations, no assurance can be given that disruptions arising out of landowner or related stakeholder dissatisfaction will not occur. In addition, we cannot give any assurance that title to any of our property interests will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.

The disclosure that follows is a discussion of each of the properties that we have an interest in.

The Caramanta and Marmato Projects

We are actively advancing two separate projects known as the Marmato Mountain Development Project and the Caramanta Exploration Project, both of which are located in Colombia’s Marmato Mountain Gold District. These projects are separated by approximately seven kilometers and our focus is on securing the region between Caramanta and Marmato and any other outlying targets which may contain similar mineralization.

Marmato Project

On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited (the "Agreement"), whereby we (i) acquired twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) held an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, we:

a)
Acquired 25% of the total outstanding shares of RNC by the issuance of 1,000,000 of our common shares to Investcol and the advance to RNC a $1,200,000 non-interest bearing loan. We completed the acquisition of 25% of RNC by the issuance of 1,000,000 shares of our restricted common stock to Investcol and the advancement of $1,200,000 by way of a non-interest bearing loan to RNC in the second quarter of fiscal 2006;

b)
Acquired an additional 25% of RNC by issuance of 2,000,000 of our common shares to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC. We completed the acquisition of the second 25% of RNC by the issuance to Investcol of

2,000,000 shares of our restricted common stock and the advancement of $4,000,000 by way of a non-interest bearing demand loan to RNC in the second quarter of fiscal 2006;

c)
Held the option to acquire an additional 25% of RNC by the issuance of 4,000,000 of our common shares to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006 we amended the January 12, 2006 Stock Purchase Agreement with Investcol and RNC (Colombia) Limited and concurrently exercised our option to increase interest in RNC from 50% to 75% in the third quarter of fiscal 2006. Under the terms of the amended agreement, we issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction, we have committed to provide an additional $5,000,000 by way of non-interest bearing demand loan to Investcol by December 31, 2006 and provide sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project; and

d)
Held the option to acquire the final 25% of RNC until May 1, 2009 for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. Payment of the purchase price was payable by us in either cash or our common shares. The terms of the agreement were amended on August 22, 2006. Under the terms of the amended agreement, we continued to hold an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldas, as determined by a forthcoming feasibility study. The purchase price, pursuant to the amended agreement was limited to a maximum of $15,000,000 plus 4,000,000 shares of the Company. Payment of the purchase price was payable in either cash or shares of our common stock, or any combination thereof. On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and concurrently acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we have the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment can be made in either cash, shares of our common stock, or any combination thereof. Any shares issued shall be valued at 90% if the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option. As of January 16, 2007, we have not exercised our option to acquire the final 10% of RNC.

Our business plan is to complete the acquisition of the remaining 10% equity interest in RNC which may require as much as $15,000,000 over the next twelve to thirty-six months. There can be no assurance that we will be successful in securing sufficient financing to continue to acquire more than our ninety percent equity interest in RNC. Caldas, RNC’s wholly-owned subsidiary, is continuing to increase its ownership interest in certain mining rights in the Zona Alta portion of the Marmato project with the goal of consolidating all of its mining interests into a single mining license. During the quarterly period ended September 30, 2006, there was preliminary exploration activities conducted on our property interests in the Marmato Mountain

Development Project which included underground mapping and sampling. We are currently interpreting the sampling results with evaluations expected in the first quarter of 2007.

Caramanta Project

Concessions 6602, 1343 and 6329

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”) where Investcol assigned, transferred, and conveyed to us all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, we acquired an option to purchase certain mining, mineral and exploration rights on property known as Concession 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 be invested in exploratory work on the property over a three year period. As consideration for these rights, we issued 1,000,000 restricted shares of common stock to Investcol at a deemed fair market value $ 0.25 per share for total consideration of $ 250,000.

Pursuant to the Assignment Agreement, we also committed to fund the $2,990,000 exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;
b)
$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of the Company’s common shares;

c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, we paid Investcol $7,500 per month as an office fee through July 31, 2006. On September 25, 2006, the Assignment Agreement was superseded in connection with our acquisition of 94.99% of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”). The material terms of this acquisition are described below.

Concessions 6993, 7039, 6821 and 6770 and HETJ 01, 26, 27, 31, and 32

On February 16, 2006, we entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase entered into with Cia Servicios y Logisticos Ltda. (“Servicios”). The LOI outlined a proposed transaction where we intended to acquire Investcol’s rights to acquire certain mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, we entered into a definitive agreement with Investcol finalizing this transaction (the “Assignment Agreement”). In connection with the Assignment Agreement, we paid Investcol total consideration of $350,000 and issued 1,000,000 restricted shares of our common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles remained in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006, the Assignment Agreement in connection with our acquisition of 94.99% of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”). The material terms of this acquisition are described below.

Acquisition of 100% of the Caramanta Exploration Properties

On September 25, 2006, we, through the acquisition of 94.99% of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”), acquired full legal title to the Caramanta project concessions described above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share.  In addition, a finder's fee was paid to Investcol.  The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration properties and rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase of mineral and exploration properties and rights was recorded as part of mineral property rights acquisitions in our third quarter fiscal 2006 financial statements. As a result of our acquisition of Gavilan, we no longer have any minimum exploratory work obligations related to the Caramanta concessions.

During the quarterly period ended June 30, 2006, there was preliminary exploration activities conducted on the Options in the Caramanta Exploration Project which included surface geological mapping and sampling. We are currently interpreting the samples received with evaluations expected in the next quarter.

The Kedahda Properties

On August 30, 2006, we purchased, though our subsidiary Compañia Minera de Caldes, S.A., certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly-owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration, which was recorded as part of mineral property acquisitions in the third quarter of fiscal 2006. The Mining Title, Mining Application, and Mining Data for property acquired is identified as Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17.

Marmato Mountain Development Project

Location & Access

The Marmato deposit is located on the west side of the River Cauca 80 km due south of Medellin in the Department of Caldas, western Colombia at about 75º 37’ W and 5º 30’ N. Marmato is about a two-hour drive from Medellin along the paved, Pan American Highway. It is located

200 km west of the Pacific Ocean.

The topography in the Marmato area is abrupt with a relief of about 1,200 meters between the Cauca River (600 meter altitude) on the east side of the deposit and the peak of the mountain (1,800 meters) only 2.5km to the west. Nearby mountains reach up to 2,200 meters altitude. The mountain is covered by sub-tropical vegetation with much of the forest cleared for mining, settlements and grazing. There is craggy outcrop in the upper parts of the mountain and large landslides and talus slopes have been formed by mining. The veins outcrop on an east-facing mountain slope and the mineralized area is bounded by the Quebrada El Pantano on the north side and Quebrada Cascabel on the south. There are two towns on the mountain, the old Marmato town at 1,300 to 1,400 meter altitude which sits on top of the ore deposit and Nuevo Marmato town 1.5km to the east at a lower altitude of 900 to 1,000 meters.

Description of Our Interest in Property

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of an equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a wholly-owned subsidiary of Investcol Limited. Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC’s issued and outstanding stock. Thereafter on April 28, 2006, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in us owning 50% of RNC’s issued and outstanding common stock. Thereafter, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 75% of RNC’s issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol, payment of $200,000 to Investcol, a commitment to provide a $5,000,000 non-interest bearing loan to RNC by December 31, 2006, and commitment to provide sufficient funds to RNC to complete the feasibility study on Marmato Mountain Project pursuant to the First Amendment to the Stock Purchase Agreement (the “First Amendment”) to the Stock Purchase Agreement executed on August 22, 2006.

On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and concurrently acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we have the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment can be made in either cash, shares of our common stock, or any combination thereof. Any shares issued shall be valued at 90% if the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Caldas, a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

The Zona Alta portion of the Marmato project in Colombia hosts approximately 276 total small mines which Caldas is seeking to purchase individually. Eighty-four (84) of these mines have registered titles in the Ministry of Mines in Caldas. We refer to these mines as Category 1. Thirty-six (36) mines are located in an area called CHG-081 in which there is one mining contract and we refer to these mines as Category 2. Once these Category 2 mines have been purchased, Caldas will own the entire CHG-081 contract. The remaining mines are either illegal or are awaiting legalization by the local Caldas mining department. We refer to these mines as Category 3. The number which might be legalized is unknown but could be as high as 70 or as low as 10. These mines are all small in size. In the event that a mine cannot be legalized, it will be cancelled.

The procedure for purchase is normally a payment of 25% of the total negotiated purchase price down on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department and the final 50% payment is when the mining claim has been registered in the company’s name.

The following mining properties have been purchased or optioned and are awaiting final payment once the documentation and registration is complete. The total number of mines acquired by Caldas at the present time is 70 of which 34 are in Category 1, 17 are in Category 2 and 19 in Category 3. The total cash commitment is approximately $4.2 millionUS of which $1.37 million US has been paid (based on an exchange rate of $1=2550 pesos).

The locations of those mines purchased or optioned by Caldas are disclosed in the map below in red. The locations of those mines which remain to be purchased are shown in black.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of above noted mineral concessions for which we hold the options to acquire through our equity interest in RNC. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.

Over the past 12 months, Cia Minera de Caldas has begun work by conducting a social evaluation of the district including a mining census to determine the social viability of constructing an open-pit gold mine. The mines operating at Marmato Mountain are currently operated underground by small scale miners using primitive mining methods.

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A (“KEDAHDA”), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia identified Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17. Pursuant to an Agreement with Caldas, we paid the purchase price of $500,000 for these entire property interests and Caldas agreed to hold the title for these property interests in their name for our benefit. Title to these property interests are being held by Caldas in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia.

History of Previous Operations

The Marmato deposit has been mined since pre-Colombian times. In the late 1800s to early 1900s an English company is said to have mined at Marmato. Since the mid 1900s, small scale mining has been carried out of the Zona Alta portion by individual miners under royalty agreements with the Colombian national mining agency MINERALCO and later the Ministry of Mines.

Minera Phelps Dodge de Colombia explored the Zona Baja between 1984-1985 with the objective of defining a 300 tpd underground operation. They drilled 7 underground core holes and defined a proven reserve of 102,900 t @ 7.83 g/t Au and 24 g/t Ag, and a total reserve (proven, probable and possible) of 754,600 t at same grade. (pre NI-43-101; Conquistador, 1998). In 1993 Mineros Nacionales S.A. gained control of the Zona Baja and started to develop an underground mining operation. The following year Mineros de Antioquia S.A. acquired 51.75% of Mineros Nacionales and invested in upgrading the mine and mill. They contracted BISA (Buenaventura Ingenieros S.A.) of Peru to develop a mining plan. BISA defined a proven + probable reserve of 99,787 t @ 8.58 g/t Au and a possible reserve of 70,432 t @ 6.95 g/t Au. In late 1990s Mineros Nacionales drilled 24 underground core holes and 3 reverse circulation holes for exploration. By late 1990s the mine and mill were operating at 300 tpd with grades of 5-12 g/t Au. (Conquistador, 1998). In 1995 the mine produced 15,000 oz Au. In 1996, the mine was on care and maintenance.

Orsa Ventures Corp., formerly known as Conquistador Mines Ltd. and Western Platinum Holdings, explored Marmato between 1996 and 2000 with its Colombian subsidiary Corona Goldfields S.A. Corona signed a 4-year option to acquire 50.1% of Mineros Nacionales in 1996 (arid bought 13.15% which they sold in 2001), and acquired several mines in the Zona Alta. They drilled 44 holes (14,678 m), and completed a resource calculation and scoping study and resource calculation in 1998 (MRDI, 1998). Conquistador carried out no further work on the project due to expiration of the option contract.

A 1998 scoping study identified the presence of gold within our proposed area of development at Marmato Mountain. This scoping study delineating the gold deposit was completed by previous operator. The scoping study conducted by MRDI outlined an inferred resource and mineral potential of 155 million tonnes grading 1.07 gAu/t and 5.65 gAg/t in the Zona Alta at a cut-off

grade of 0.05 gAu/t. The total inferred and potential resources were 5.3 million ounces. An open pit resource model indicated that the Zona Alta contains 161 million tonnes grading 1 gmAu/t and 5.8 gAg/t or 5.1 million ounces of gold that was not properly qualified. The findings of this study do not meet current reporting standards and a qualified feasibility study will need to be completed by us before a reliable resource estimate can be made.

Proposed Program of Exploration and/or Development

We retained a consultant to evaluate and review our interests in the Zona Alta portion of the Marmato project in Colombia and make recommendations regarding proceeding with a work program. The following work program was recommended:

1.	Initial Program, recommended to start immediately.
Rock chip sampling of all mine workings and outcrops. Take 2.0 m long samples and assay for gold plus multielements;
Record vein directions, widths and density;
Survey sample locations and mine workings;
See memo of 8th February 2006 for sampling procedures; and
At the same time secure all of the mining licenses.
2.
Drill Program. Assuming favorable results, an initial program of drilling could be carried out starting in about 3-6 months time. A first-pass drill program of 1,500 to 2,000 m is recommended. If this is successful an immediate follow-up program of should be carried out to give a total meterage of 5,000 to 15,000 m, depending on the deposit size. This could be achieved by late in the year to enable an inferred resource estimation to be made by the end of 2007.

3.	Drilling can be carried out using man-portable rigs such as those of Kluane (Energold Drilling Corp, see www.energold.com/kluane).

Caramanta Exploration Projects

Location & Access

The El Salto prospect is located 4.5 km north of the Marmato gold mine in the Department of Caldas, western Colombia at about 5º 30’ 52” N, 75º 35’ 45” W. It is 75 km south of Medellin and 200 km west of the Pacific Ocean. Marmato is about a two-hour drive from Medellin on the paved Pan American Highway. Access to El Salto is by continuation of the road north from Marmato to the end of La Loma at about 1,350 m altitude, where we have refurbished a small house as a base camp. This road is in poor condition. From La Loma a steep path descends some 300 m into the Quebrada San Francisco and the mine workings on the north side.

The El Salto prospect lies on a steep ridge between Rio Arquia on the north side, which marks the limit between Caldas and Antioquia Departments, and its tributary Quebrada San Francisco, on the south side. These flow into the Cauca River 2 km to the east.

The topography of the area is steep with a relief of over 1,800 m from the River Cauca at about 600 m altitude. The climate is sub-tropical humid and the area is heavily wooded with clearings for grazing. The known mineralization lies at an altitude of about 1,050 m to above 1,100 m.

Description of Our Interest in Property

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”), a corporation organized and existing under the laws of Belize, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Y Logisticos Ltda., a corporation organized and existing under the laws of Colombia. As a result of the Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia (the “Property”).

On April 10, 2006, we entered into an Assignment Agreement with Investcol where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase (“Purchase Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda. As a result of the Assignment Agreement with Investcol, we acquired Investcol’s rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

On September 25, 2006, we entered into a Master Agreement to acquire all of the issued and outstanding shares of Gavilan Minerales S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock. Cia Servicios Logisticos de Colombia Ltda. (“Cia Servicios Logisticos”), a Colombian corporation, is the primary shareholder of Gavilan. Gavilan holds proper legal title to several properties located in western Colombia known as Concessions 6602, 1343, 6329, 6993, 7039, 6821, 6770, HET-31, 32, 26, 27, and HETG-01 (the “Properties”) which we held an option to acquire. As a result of our acquisition of Gavilan, we will become the title holder of these Properties and no longer have to satisfy any minimum exploratory work obligations on these Properties.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising for the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of the Property for which we hold the option to acquire certain mining and mineral rights. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more well-established and have greater resources to engage in the production of mineral claims. We were incorporated on March 25, 2003 and restructured our operations in the first quarter of 2005 to pursue the exploration and development of mining properties located in Colombia. As a result, our operations are not well-established.

Given the scope of our planned exploration activities, our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of any of our property interests. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities. If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claims if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Gold Mining properties that produce at a cost higher than the prevailing market gold price generally cease operations whereas lower cost producers prosper. In the event a commercially viable deposit is found to exist, our method of competition will be to produce gold at a lower cost than the prevailing gold market price. We may be forced to cease operations if we are unable to produce at a cost lower cost than the prevailing gold market price.

Existing and Probable Governmental Regulation

We have and will, in the future, engage consultants to assist us with respect to our operations in Colombia. We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with our property interests in Colombia. No assurances can be given that we will be successful in our efforts. Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

The Marmato and Caramanta projects are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions, changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on our business. No assurances can be given that the our plans and operations will not be adversely affected by future developments in Colombia

Title to land (in Western legal terms) is often unclear. Disputes over land ownership are common, especially in the context of resource developments. Identifying all the affected landowners or related stakeholders, and structuring compensation arrangements that are both fair and acceptable to all of them, is often extremely difficult. We believe that the satisfactory resolution of any local landowner or related stakeholder concerns is essential to the eventual development and operation of modern gold mines in the Marmato and Caramanta projects. The failure to adequately address any such landowner or related stakeholder issues will disrupt our plans. Although we will spend considerable time, effort and expense in an attempt to resolve any landowner or related stakeholder issues associated with our planned operations, no assurance can be given that disruptions arising out of landowner or related stakeholder dissatisfaction will not occur.

In Colombia, except for a few exceptions, the subsoils are owned by the State. The State may authorize private parties to explore and develop mineral deposits under concession contracts. Until 2001, they could also be developed under Exploration and Exploitation Contracts executed with specialized agencies of the Colombian State. However, as of 2001, Colombia’s New Mining Code permits only concession contracts, which are awarded by a single entity and are subject to a standard set of conditions.

The concession contract grants to a concessionaire, in an exclusive manner, the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, object of this contract, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering. It covers also the faculty to install and build within the mentioned area and outside it, the equipment, services and works necessary for an efficient exercise of the rights set forth in the Colombian Mining Code. The concession contract will be agreed on for a term that the proponent requests, and up to a maximum of thirty (30) years. Such term will start from the date of inscription of the contract at the National Mining Register.

We plan to apply for a master mining license which would include the exploration and mining rights for our Marmato Mountain Development Project.

Compliance with Environmental Laws

The Marmato and Caramanta Projects are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future.

The Colombian and/or local government could require us to remedy such consequences. The costs of such remediation could be material. Future environmental laws and regulations could impose increased capital or operating costs on us and could restrict the development or operation of any gold mines.

Employees

We have 48 employees, primarily consisting on administrative and technical staff in Colombia. We also retain consultants to assist in operations on an as-needed basis.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We own certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of a 90% equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a wholly-owned subsidiary of Investcol Limited. We also own 94.99% of Gavilan Minerales S.A., a Colombia corporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Management’s Discussion and Analysis

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended. Actual results may differ materially from those included in the forward-looking statements. The Company intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: unanticipated problems relating to exploration, hazards such as pollution, or other hazards which cannot be insured against or predicted, changes in economic conditions, availability of capital, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included herein and in the Company’s other filings with the SEC.

Results of Operations for the Years Ended December 31, 2005 and 2004

We generated total income of $763 for the year ended December 31, 2005, as compared to total income of $5,164 for the year ended December 31, 2004. All income since our inception was generated by providing electronic filing services to companies that are required to electronically file reports with the SEC. In the first quarter of 2005, we discontinued these operations and began to reorganize our operations. Our current operations are focused on the acquisition and development of our interests in mining properties located in the Marmato Mountain Gold District located in Colombia. We did not generate any revenue during the reporting period from our current operations. We do not anticipate earning any revenues until such time that commercial production commences on the mining properties for which we currently hold an interest or may acquire an interest in the future. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property interests, or if such resources are discovered, that we will enter into commercial production. In addition, numerous regulatory, practical, legal and other obstacles could adversely affect our ability to achieve profitable operations.

We incurred operating expenses in the amount of $1,492,233 for the year ended December 31, 2005, as compared to $28,258 for the year ended December 31, 2004. Our expenses for the year ended December 31, 2004 were entirely attributable to general and administrative expenses. Our expenses for the year ended December 31, 2005 consisted primarily of mineral property acquisition and exploration expenditures in the amount of $1,179,298 and general and administrative expenses in the amount of $309,100. The mineral property acquisition and exploration expenditures incurred during the year ended December 31, 2005 relate to our acquisition of twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia. The substantial increase in our operating expenses in the year ended December 31, 2005 when compared to the prior year is primarily attributable to expenditures for the acquisition of interests in mineral properties.

We incurred a net loss of $1,491,470 in the year ended December 31, 2005, as compared to a net loss of $23,094 in the previous year. The increase in our net loss for the year ended December 31, 2005 as compared to the prior year is attributable to increased expenditures for the acquisition of interests in mineral properties.

Liquidity and Capital Resources

As of December 31, 2005, we had current assets of $1,746,396. Our current assets consisted of cash in the amount of $1,565,640 and prepaid expenses of $22,554 and exploration expenditure advances of $158,202. Our total liabilities as of December 31, 2005 consisted of accounts payable in the amount of $83,004. As a result, on December 31, 2005, we had working capital of $1,663,392.

Operating activities used $1,339,165 in cash for the year ended December 31, 2005. Our net loss of $1,491,470 was the primary component of our negative operating cash flow.

Investing activities during the year ended December 31, 2005 consisted of website development costs of $21,000 and the purchase of equipment in the amount of $1,780.

Cash flows provided by financing activities during the year ended December 31, 2005 consisted of $1,767,650 for proceeds from share subscriptions received and $1,055,250 related to the issuance of common stock.

We primarily relied on equity capital to fund our operations during the year ended December 31, 2005. During the reporting period, we sold securities to accredited investors. During the year ended December 31, 2005, we received proceeds of $1,055,250 from accredited investors and issued a total 4,589,100 of our common stock which included a finder fee of 368,100 shares of our common stock. Further, during the year ended December 31, 2005, we received proceeds of $1,767,650 from share subscriptions and issued a total of 2,946,083 shares of our common stock subsequent to the year ended.

The underlying drivers that resulted in material changes and the specific inflows and outflows of cash in the year ended December 31, 2005 are as follows:

a.	Mineral property acquisition and exploration expenditures, and
b.	We obtained financing from the issuance of common stock. Our management believes that additional issuance of stock and/or debt financing will be required to satisfy our projected expenditures in 2006.

Results of Operations for the three and nine months ended September 30, 2006

Our current operations are focused on the acquisition and development of the aforementioned interests in mining properties located in the Marmato Mountain Gold District located in Colombia. We do not anticipate earning any revenues from mining operations until such time that commercial production commences on the mining properties for which we currently hold an interest or may acquire an interest in the future. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property interests, or if such resources are discovered, that we will enter into commercial production. In addition, numerous regulatory, practical, legal and other obstacles could adversely affect our ability to achieve profitable operations.

For the three months ended September 30, 2006, we incurred a net loss of $1,945,622, compared to a net loss of $339,225 in the three months ended September 30, 2005. We generated interest income of $50,764 and received no interest income during the three months ended September 30, 2005. For the nine months ended September 30, 2006 we incurred a net loss of $4,880,486, compared to a net loss of $447,985 for the nine months ended September 30, 2005. The primary contributors to our net loss were exploration expenses of $2,187,686 and general and administrative expenses of $2,776,293 (of which $1,606,424 relates to non-cash stock based compensation charges).

We incurred operating expenses of $1,996,386 for the three months ended September 30, 2006, compared to operating expenses of $339,225 for three months ended September 30, 2005. Our operating expenses were primarily attributable to exploration expenditures. Our exploration expenses increased significantly from $260,000 in three months ended September 30, 2005 to $1,074,629 for the three months ended September 30, 2006. During the three months ended September 30, 2006, $1,034,990 was expended on the acquired mineral properties. In addition, we recorded $39,639 in stock based compensation related to these activities.

We incurred operating expenses of $4,983,673 for the nine months ended September 30, 2006, compared to operating expenses of $339,225 for nine months ended September 30, 2005. The increase in our operating expenses was primarily attributable to increased mineral property rights exploration expenses.

Our exploration activities typically involve the following activities and expenditures:

(i)
The acquisition of mineral concessions; to September 30, 2006 this has consisted primarily of payments for the assignment contracts and subsequent full legal titles associated with the Caramanta project, the acquisition of the Marmato project via our purchase of RNC (Colombia), and the purchase of the Kedahda properties. The concessions we acquire typically grant to the concessionaire, in an exclusive manner, the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering.

(ii)
The acquisition of mineral and exploration rights from existing titleholders. This typically involves payments to affected landholders and related stakeholders. The procedure for payment is normally a payment of 25% of the total negotiated purchase price on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department and the final 50% payments when the mining claim has been registered in our name. Satisfactory resolution of local landowner or relative concerns is essential to the eventual development and operation of modern gold mines on the Marmato project. As of September 30, 2006, we have reached agreements with titleholders to secure 71 of 120 titles deemed desirable in our business plan

(iii)
The evaluation of acquired mineral properties and related activities. This typically involves the payment of salaries, wages, and other exploration costs in the host country directly attributable to field activities furthering our mineral concessions and rights.

Our general and administrative expenses increased significantly from $79,091 in three months ended September 30, 2005 to $919,698 for the three months ended September 30, 2006. The primary component of general and administrative expenses in the third quarter of fiscal 2006 was allocated stock based compensation, which totaled $624,655. The remaining $295,043 consisted primarily of consulting and legal fees. Our general and administrative expenses also increased significantly from $79,091 in the nine months ended September 30, 2005 to $2,776,293 in the nine months ended September 30, 2006. The significant increase in our general and administrative expense reflects our transition from a start-up enterprise to a company with an active exploration program and infrastructure sufficient to support field activities, and the allocation of stock-based compensation charges.

Changes in amortization expenses in for the three and nine months ended September 30, 2006 were not significant when compared to the same reporting period in the prior year.

Liquidity and Capital Resources

Our cash and working capital positions as at the dates indicated were as follows:

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$3,255,396	$1,565,640
Working capital	$(848,857)	$1,663,392

Our current assets as of September 30, 2006 consisted of cash and cash equivalents of $3,225,396 and prepaid expenses of $733,404 primarily attributable to advances for mineral and exploration rights and prepaid Marmato exploration expenditures. Our current liabilities as of September 30, 2006 consisted of accounts payable and accrued liabilities of $4,807,657, consisting primarily of amounts owing to Marmato titleholders under our mineral and exploration rights purchase agreements.

During the first nine months of fiscal 2006, we used $1,837,437 in operations compared to $670,729 for the first nine months of the prior year. During the third quarter of fiscal 2006, we issued a total of 5,350,000 common shares as consideration for the acquisition of i) the third 25% of RNC and ii) the acquisition of Gavilan, but did not receive cash from these issuances. We issued 9,626,749 common shares and 6,500,666 share purchase warrants in the nine months September 30, 2006 for net proceeds of $9,086,374. In fiscal 2006, we expended $378,148 on the purchase of capital assets and $5,211,033 on the purchase of mineral exploration rights, resulting in a net increase in cash of $1,659,756 for the nine months ended September 30, 2006.

We have historically relied on equity capital to fund our operations and mineral property acquisition and exploration activities. For the cumulative period from March 25, 2003 to September 30, 2006, we raised in excess of $12 million from the issuance of common shares and share purchase warrants and used approximately $8.8 million to fund operations and exploration activities, leaving approximately $3.2 million in cash reserves at September 30, 2006. In order to finance continuing operations and make payments related to the acquisition of identified properties and the exercise of existing options, additional funding will be required from external sources. Management estimates that a minimum of an additional $15 million will be required over the next twelve months to adequately fund our business plan.

Based upon our current financial condition, we anticipate that the current cash on hand is insufficient to operate our business through the end of fiscal 2007. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a public equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired and we may lose option to purchase certain mining and mineral rights. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Off Balance Sheet Arrangements

As of September 30, 2006, there were no off balance sheet arrangements.

Going Concern

We have incurred a net loss of $6,431,449 for the period from inception on March 25, 2003 to September 30, 2006 and have no current source of revenue. Our future is dependent upon our ability to obtain financing and upon future acquisition, exploration, and development of profitable operations from our mineral properties. These conditions raise substantial doubt about our ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that we will be able to continue operations in the future. Management intends to continue relying upon the issuance of securities to finance the development of our business. There can be no assurance that we will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should we cease to continue as a going concern.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition.

Basis of Presentation

Entities which are controlled by us, either directly or indirectly, are consolidated. Control is established by our ability to determine strategic, operating, investing and financing policies without the co-operation of others. We analyze our level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination of these factors.

Our consolidated financial statements as at September 30, 2006 include the accounts of (i) Colombia Goldfields Ltd., a Delaware corporation (ii) our 75% interest in RNC (Colombia) Limited, a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A., a Colombia corporation, iii) our 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia Corporation. All significant inter-company transactions and balances are eliminated upon consolidation.

Mineral Property Rights Acquisition and Exploration Expenditures

Title on mineral properties and mining and exploration rights involve certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We are in the process of investigating the title of mineral concessions that we hold the options to acquire. Therefore, we cannot give any assurance that title to such properties will not be challenged or impugned and we cannot be certain that we will have valid title to our mining properties. We rely on title opinions by legal counsel who base such opinions on the laws of countries in which we operate.

Our mineral property rights acquisition and exploration activities consist of

(i)	The acquisition of mineral concessions;
(ii)	The acquisition of mineral and exploration rights from existing titleholders;
(iii)	The exploration of acquired mineral properties and related activities; and
(iv)	The allocation of stock based compensation related to certain participants in our stock option plan.

Costs of acquiring mining properties and exploration and development costs are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and a property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable the carrying value of capitalized mining costs and related property, plant and equipment costs to determine if these costs are in excess of their net recoverable amount. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

We apply SFAS No. 143, Accounting for Asset Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires us to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability is accreted and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. At September 30, 2006, we did not have any asset retirement obligations.

Stock-Based Compensation

We apply SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and recognized over the expected vesting period. For all stock option awards granted in 2005 and 2006, we recognized compensation using the fair value method of accounting for stock-based compensation. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model and the resultant compensation expenses are classified in our consolidated statement of operations based on the classification of the underlying option plan participants’ related compensation expenses. The majority of our stock based compensation relates to either i) mineral property, acquisition and exploration activities or ii) general and administrative expenses associated with our administrative employees, directors, and consultants.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of our control. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity.

Foreign Currency Translation

Our functional currency is US dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

(i)	Monetary assets and liabilities are translated at the period-end exchange rate;
(ii)	Non-monetary assets are translated at the rate of exchange in effect at their acquisition date; and
(iii)	Revenue and expense items are translated at the average exchange rate for the respective period.

Foreign exchange gains and losses are recognized as period expenses.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, “Inventory Costs.” This Statement amends the guidance in ARB No. 43, Chapter 4, inventory Pricing, to clarify the accounting for abnormal amounts of idle expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheard to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for us beginning with our fiscal year ending December 31, 2006. We are currently evaluating the impact this new Standard will have on our operations, but believe that it will not have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as of measurement objective in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods and services from non-employees in share-based payment transactions. The Statement replaces SFAS123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25” Accounting for Stock Issued Employees.” The adoption of this standard did not materially impact historical results, as we previously accounted for share-based compensation at fair value.

The FASB has issued FIN 48 which prescribes rules for the financial statements accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. In order to recognize a tax asset it must be more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater -than-50-percent likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for our fiscal 2007 year. We do not anticipate the adoption of FIN 48 will have a material impact on our financial position, results of the operations, or cash flows.

Certain Relationships and Related Transactions

Other than as disclosed below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited, a corporation organized and existing under the laws of Belize ("Investcol"), where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda., a corporation organized and existing under the laws of Colombia, whereby we paid to Investcol Limited ("Investcol"), a corporation organized and existing under the laws of Belize, $500,000 on September 22, 2005, and will pay (i) $750,000 during the 12 month period commencing June 25, 2006 and issue 1,000,000 shares of our common stock, (ii) up to $1,740,000 during the 12 month period commencing June 25, 2007 and (iii) a monthly office fee of $7,500 through July 31, 2006. Also on this date, we also entered into an agreement with Investcol to manage the exploration operations on these interests, in consideration for fees paid to Investcol.

Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC (Colombia) Limited, a Belize corporation and a wholly-owned subsidiary of Investcol ("RNC"), the exercise of an option pursuant to the Stock Purchase Agreement on April 28, 2006, and the subsequent First Amendment to the Agreement, we acquired seventy-five percent (75%) of the issued and outstanding stock of RNC and hold an option to acquire the remaining twenty-five percent (25%) of RNC's issued and outstanding stock over a period of time. In consideration for this acquisition, we issued a total of 7,200,000 shares of our common stock to Investcol, paid $200,000 to Investcol, and provided non-interest bearing demand loans totaling to RNC in the amount of $10,200,000.

On April 10, 2006, we acquired Investcol’s rights in certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and

options that Investcol holds to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location. In consideration for this acquisition, we issued to Investcol one million restricted shares of our common stock and paid to Investcol $350,000.

Mr. Martin, our Chief Executive Officer and member of our board of directors, was appointed as an officer and director of Investcol on February 23, 2006 and continues to serve in this capacity. Mr. Martin was also appointed as an officer and director of RNC (Colombia) Limited, a subsidiary of Investcol, on February 23, 2006 and continues to serve in this capacity.

Luis Gabriel Correa Ocampo, who served as our Vice President of Exploration from June 2005 to December 2006, was employed also by Cia Servicios Logísticos de Colombia Ltda. as its Chief Geologist until August 2006.

During the year ended December 31, 2005, we paid rent of $11,250 to a company for which Mr. Hunter, our former Chief Operating Officer and formerly a member of our board of directors, is a board member.

We retained Dr. Stewart D. Redwood to prepare a report in December 2005 entitled “The Geological Model of the Marmato Gold Deposit, Colombia” and in February 2006 to prepare a report entitled “The Exploration Potential of the El Salto Gold Prospect, Caldas, Colombia.” Subsequent to preparing these reports, our board of directors appointed Dr. Redwood to serve as our Vice President of Exploration on December 1, 2006.

On August 15, 2006, we entered into a consulting agreement with James Kopperson where Mr. Kopperson provided services to us at the rate of Cdn $200.00 / hr. Mr. Kopperson was later appointed to act as our Chief Financial Officer on December 1, 2006.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “CGDF”

The following table sets forth the range of high and low bid quotations for our common stock as reported by the OTCBB following our eligibility for quotation on the OTCBB for each of the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2006
Quarter Ended	High $	Low $
March 31, 2006	2.29	1.33
June 30, 2006	2.83	1.2
September 29, 2006	1.83	0.9
December 29, 2006	1.74	1.07
Fiscal Year Ending December 31, 2005
Quarter Ended	High $	Low $
March 31, 2005	10.05	0.25
June 30, 2005	1.05	0.5
September 30, 2005	0.9	0.7
December 31, 2005	1.55	0.65

On December 29, 2006, the last sales price of our common stock was $1.46.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of January 16, 2007, we had approximately eighty-three (83) holders of record of our common stock and several other stockholders hold shares in street name.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

The DGCL provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Securities Authorized for Issuance Under Equity Compensation Plans

In January 2006, we adopted the Colombia Goldfield Ltd. 2006 Stock Incentive Plan, which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards our officers, directors or employees of, as well as advisers and consultants. This plan was confirmed by the stockholders of our Company on July 31, 2006 at the annual shareholders meeting.

Under the 2006 Colombia Goldfield Ltd. Stock Incentive Plan, we initially reserved 3,500,000 shares of common stock for the granting of options and rights. In June 2006, our Board of Directors approved an amendment to the Colombia Goldfields Ltd. 2006 Stock Incentive Plan for the purpose of increasing the total number of shares of common stock that may be issued pursuant to Awards granted under the 2006 Plan to five million (5,000,000) shares. Such options and rights are to be granted at or above the fair market value of our common stock on the date of grant. All stock options and rights are to vest over a period as determined by the board of directors and expire not more than ten years from the date of granted.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2005 and 2004.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Hunter Former COO	2005 2004	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	22,500[1] n/a	22,500 n/a
Kenneth Phillippe Former CFO	2005 2004	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
Luis Gabriel Correa Ocampo Former VP of Exploration	2005 2004	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
Rory O’Byrne Former CEO	2005 2004	0 0	0 0	0 0	0 0	0 0	0 0	0 0

1.	For the months of March 2005 through December 2005, we paid Mr. Hunter a monthly consulting fee of $2,500.

On August 1, 2006, we entered into Consulting Services Agreements (the “Agreements”) with our President and Chief Executive Officer, J. Randall Martin, our Chief Operating Officer, Daniel Hunter, our Chief Financial Officer, Kenneth Phillippe, and the Chairman of our board of directors, Harry Hopmeyer. Under the Agreements, which are effective as of May 1, 2006, these individuals have agreed to devote their best efforts, skill, and sufficient time to carrying out their responsibilities under the Agreements. The Agreements also require that each of these individuals act in substantial accordance with all reasonable instructions of our board of directors and that they provide all management and operation services as may be requested by the board.

The consideration for the services to be rendered under the Agreements by each of these individuals is summarized in the table set forth below.

Consultant	Consideration
J. Randall Martin	$10,000 per month commencing May 1, 2006
Daniel Hunter	$9,000 per month plus applicable Canadian Goods and Services Tax (GST) as applicable at the time of each payment commencing on May 1, 2006
Kenneth Phillippe	$3,000 per month plus applicable Canadian Goods and Services Tax (GST) as applicable at the time of each payment commencing on May 1, 2006
Harry Hopmeyer	$5,000 per month plus applicable Canadian Goods and Services Tax (GST) as applicable at the time of each payment commencing on May 1, 2006

In addition to their monthly consulting fees, each of these individuals will be entitled to reimbursement of expenses reasonably incurred in the performance of their services under the Agreement, to participate in the Company’s Stock Option Plan, and to be included in any group health and dental insurance obtained by the company.

The Agreements are effective for a period of two (2) years commencing May 1, 2006 and may be terminated by mutual consent, for cause (as defined in the Agreements), or without cause. In the event of termination without cause, the Agreements provide that the officer will receive a lump sum payment equal to twelve (12) months of consulting fees and that any stock options granted to the officer shall vest immediately. Following termination the Agreements, each of the individuals is subject to a one-year covenant not to compete within the Republic of Colombia and a one-year covenant not to solicit any of our consultants or employees.

The Consulting Services Agreement with Mr. Hopmeyer was terminated for cause in November 2006 as a result of his death. The Consulting Services Agreement with Mr. Hunter was terminated by mutual consent on December 31, 2006 following receipt of his registration.

Stock Option Grants and Compensation to Directors

We did not grant any stock options to our executive officers or directors during the fiscal year ended December 31, 2005. The table set forth below summarizes the stock option grants to our executive officers and directors since December 31, 2005:

Name	Position	Number of securities underlying options granted (#)	Exercise or Base price ($ /Sh)	Expiration date
J. Randall Martin	President, CEO & Director	500,000	$1.65	3/17/2016
Daniel Hunter [1]	Director	450,000	$0.75	1/06/2016
Kenneth Phillippe [2]	Chief Financial Officer	150,000	$0.75	1/06/2016
Luis Gabriel Correa Ocampo [3]	Vice President of Exploration	50,000	$0.75	1/06/2016
Harry Hopmeyer [4]	Chairman of the Board	500,000	$0.75	1/06/2016
Thomas Ernest McGrail	Director	200,000	$0.75	1/06/2016
Hernando Molina Vélez [5]	Director	200,000	$0.75	1/06/2016
Robert E. Van Tassell	Director	200,000	$0.75	1/06/2016
David Bikerman	Director	200,000	$1.35	7/31/2016

1.	On December 1, 2006, Mr. Hunter resigned as our Chief Operating Officer and on December 31, 2006 resigned as a member of our board of directors.
2.	On December 1, 2006, Mr. Phillippe resigned as our Chief Financial Officer. Mr. Phillippe agreed to continue as a consultant to the company.
3.	On December 1, 2006, Mr. Ocampo resigned as our Vice President of Exploration. Mr. Ocampo continues to be an employee of the company’s subsidiary, Caldas.
4.	On November 14, 2006, Mr. Hopmeyer passed away.
5.	On August 31, 2006, Hernando Molina Velez resigned as a member of our Board of Directors. Mr. Velez continues to provide legal services to the company.

Financial Statements

Index to Financial Statements:

Audited Financial Statements for the fiscal year ended December 31, 2005
F-1	Report of Independent Registered Public Accounting Firm;
F-2	Balance Sheets as of December 31, 2005 and 2004;
F-3	Statements of Operations - Years Ended December 31, 2005 and 2004;
F-4	Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2005 and 2004;
F-5	Statements of Cash Flows for the Years Ended December 31, 2005 and 2004;
F-6	Notes to Financial Statements;

Unaudited Consolidated Financial Statements for the three and nine months September 30, 2006
F-19	Unaudited Interim Consolidated Balance Sheet as of September 30, 2006;
F-20	Unaudited Interim Consolidated Statements of Operations for the three and nine months ended September 30, 2006 and 2005 and from Inception, March 25, 2003, to September 30, 2006;
F-21	Unaudited Interim Consolidated Statements of Stockholders’ Equity (Deficiency) for the period from Inception, March 25, 2003, through September 30, 2006;
F-22	Unaudited Interim Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 and from Inception, March 25, 2003, to September 30, 2006;
F-23	Notes to Unaudited Interim Consolidated Financial Statements;

Vellmer & Chang
Chartered Accountants *
505 - 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Colombia Goldfields Ltd.
(formerly Secure Automated Filing Enterprises Inc.)
(An Exploration Stage Company)

We have audited the balance sheets of Colombia Goldfields Ltd. (formerly Secure Automated Filing Enterprises Inc.) (“the Company”) as at December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and it’s cash flows for the years then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business is in the exploration stage and has no source of revenue. At December 31, 2005 the Company has recurring loss and requires financing, either through issuing shares or debt, to fund its mineral exploration commitments. These factors together raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Vancouver, Canada	"Vellmer & Chang"
April 10, 2006	Chartered Accountants

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

BALANCE SHEETS

As at	December 31, 2005		December 31, 2004
	$		$
ASSETS

Current

Cash and cash equivalents		1,565,640		104,685
Accounts receivable		-		910
Prepaid expenses		22,554		-
Exploration expenditure advances		158,202		-

		1,746,396		105,595

Property and equipment, net of accumulated amortization
Of $335 (Note 4)		1,445		-

Website Development Cost, net of accumulated amortization
of $3,500		17,500		-

		1,765,341		105,595

LIABILITIES

Current

Accounts payable and accrued liabilities		83,004		3,687
Advances from a related party (Note 3)		-		6,000

		83,004		9,687

STOCKHOLDERS’ EQUITY

Common stock (Note 5)
Authorized: 50,000,000 shares, $0.00001 par value
Issued and outstanding: 29,589,100 shares (December 31, 2004: 24,000,000 shares)		296		240

Additional paid-in capital		1,465,354		155,161

Share subscriptions		1,767,650		-

(Deficit) accumulated during the exploration stage		(1,550,963)		(59,493)
		1,682,337		95,908
		1,765,341		105,595

NOTE 1 - INCORPORATION, NATURE AND CONTINUANCE OF OPERATIONS

See accompanying Notes to the Financial Statements

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2005		Year ended December 31, 2004		Cumulative from inception(March 25, 2003) through December 31, 2005

OPERATING EXPENSES	$		$		$

General and administrative		309,100		28,258		377,657
Amortization - equipment		335		-		335
Amortization - website development cost		3,500		-		3,500
Mineral property acquisition and exploration expenditures		1,179,298		-		1,179,298

(Loss) from continuing operations		(1,492,233)		(28,258)		(1,560,790)

Income from discontinued operations		763		5,164		9,827

NET LOSS FOR THE PERIOD		(1,491,470)		(23,094)		(1,550,963)

INCOME (LOSS) PER SHARE - BASIC AND DILUTED

(Loss) from continuing operations		(0.06)		(0.00)
Income from discontinued operations		0.00		0.00

NET INCOME (LOSS)		(0.06)		(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUSTANDING - BASIC AND DILUTED		25,260,136		8,482,192

See accompanying Notes to the Financial Statements

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

From Inception (March 25, 2003) to December 31, 2005:

	Common Shares	Stock Amount		Additional Paid-in Capital		Share Subscriptions received		Deficit Accumulated During The Exploration Stage		Total Stockholders’ Equity (Deficiency)

		$		$		$		$		$
Issue of common stock for cash at $0.000125 per share on March 25, 2003	8		-		1		-		-		1
Issue of common stock for cash at $0.000125 per share on May 5, 2003	16,000,000		160		1,840		-		-		2,000
Repurchase of common stock for cash at $0.000125 per share on October 31, 2003	(8,000,008)		(80)		(920)		-		-		(1,000)
Donated Capital	-		-		35,200		-		-		35,200
Net loss for the period	-		-		-		-		(36,399)		(36,399)
Balance, December 31, 2003	8,000,000		80		36,121		-		(36,399)		(198)
Issue of common stock for cash at $0.00625 per share on December 20, 2004	16,000,000		160		99,840		-		-		100,000
Donated Capital	-		-		19,200		-		-		19,200
Net loss for the year	-		-		-		-		(23,094)		(23,094)
Balance, December 31, 2004	24,000,000		240		155,161		-		(59,493)		95,908
Issue of common stock for Mineral concessions at $0.25 per share on September 22, 2005	1,000,000		10		249,990		-		-		250,000
Issue of 4,221,000 common stocks for cash at $0.25 per share and 368,100 common stocks for finder fee on October 14, 2005	4,589,100		46		1,055,204		-		-		1,055,250
Forgiveness of advances from a related party					4,999		-		-		4,999
Share Subscriptions Received	-		-		-		1,767,650		-		1,767,650
Net loss for the year	-		-		-		-		(1,491,470)		(1,491,470)
Balance, December 31, 2005	29,589,100		296		1,465,354		1,767,650		(1,550,963)		1,682,337

See accompanying Notes to the Financial Statements

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2005		Year ended December 31, 2004		Cumulative from inception (March 25, 2003) through December 31, 2005
	$		$		$
OPERATING ACTIVITIES:
(Loss) from operations		(1,491,470)		(23,094)		(1,550,963)
Items not requiring cash outlay:
- Consulting fees				19,200		52,400
- Website design and software development		-		-		2,000
- Amortization of equipment		335		-		335
- Amortization of website development cost		3,500		-		3,500
- Mineral property acquisition		250,000		-		250,000
Cash provided by (used in) changes in operating
assets and liabilities:
- Accounts receivable		910		(250)		-
- Prepaid expenses and deposit		(22,554)		-		(22,554)
- Exploration expenditure advances		(158,202)				(158,202)
- Accounts payable and accrued liabilities		79,317		87		83,004
- Advances from a related party		(1,001)		5,251		4,999

Net cash provided by operating activities		(1,339,165)		1,194		(1,335,481)

FINANCING ACTIVITIES:
Issuance of common stock		1,055,250		100,000		1,156,251
Proceeds of share subscription received		1,767,650		-		1,767,650

Net cash provided by financing activities		2,822,900		100,000		2,923,901

INVESTING ACTIVITIES:
Purchase of equipment		(1,780)		-		(1,780)
Purchase of website development cost		(21,000)		-		(21,000)

Net cash provided by investing activities		(22,780)		-		(22,780)

INCREASE IN CASH		1,460,955		101,194		1,565,640

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		104,685		3,491		-

CASH AND CASH EQUIVALENTS AT END OF PERIOD		1,565,640		104,685		1,565,640

SUPPLEMENTAL CASH FLOWS INFORMATION
Interest expense		-		-		-
Taxes		-		-		-

See accompanying Notes to the Financial Statements

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 - INCORPORATION, NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003. The Company changed its name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. The Company changed its operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to acquisition of, exploration for and development of mineral properties. The Company is currently in the exploration stage.

In the first quarter of 2005, the Company discontinued its electronic filings services operations and its income and expense relating to its operations have been classified as discontinued operations in the Statements of Operations for all comparative periods.

The Company has incurred a net loss of $(1,550,963) for the period from inception on March 23, 2003 to December 31, 2005 and has no source of revenue. The future is dependent upon its ability to obtain financing and upon future acquisition, exploration and development of profitable operations from its mineral properties. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future. Management intends to continue relying upon the issuance of securities to finance the development of its business. There can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2005, the Company has cash and cash equivalents in the amount of $US 1,476,361 (2004 - $US 53,866) which are over the federally insured limit.

Website and Software Development Costs

The Company recognizes the costs incurred in the development of the Company’s website in accordance with EITF 00-2 “Accounting for Website Development Costs” and, with the provisions of AICPA Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Accordingly, direct costs incurred during the application stage of development are capitalized and amortized over the estimated useful life of three years. Fees incurred for website hosting are expensed over the period of the benefit. Costs of operating a website are expensed as incurred. Amortization expense is a total of $3,500 for the year ended December 31, 2005 (2004: $nil)

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Office Equipment

Office equipment is carried at cost and is amortized over its estimated useful life at a rate of 30% straight line per year. Office equipment is written down to its net realizable value if it is determined that its carrying value exceeds estimated future benefits to the Company.

Mineral Claim Payments and Exploration Expenditures

The Company expenses all costs related to the acquisition, maintenance and exploration costs relating to unproven mineral properties, to which it has secured exploration rights. When proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized. To date, the Company has not established the commercial feasibility of its exploration prospects. Therefore, all costs have been expensed.

Environmental Costs

Environmental expenditures that related to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Comprehensive Income

In accordance with SFAS 130, “Reporting Comprehensive Income” (“SFAS 130"), comprehensive income consists of net income and other gains and losses affecting stockholder’s equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than U.S. dollars, and minimum pension liability. For the period ended December 31, 2005 the Company’s financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Stock-Based Compensation

During the year, the Company adopted SFAS No. 123(revised), "Share-Based Payment", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123(revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The adoption of SFAS No. 123(revised) did not have an impact on the Company’s financial statements. As at December 31, 2005 the Company has not issued any stock options or similar equity instruments.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Foreign Currency Translation

The Company’s functional currency is U.S. dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

Monetary assets and liabilities are translated at the year-end exchange rate.

Non-monetary assets are translated at the rate of exchange in effect at their acquisition, unless such assets are carried at market or nominal value, in which case they are translated at the year-end exchange rate.

Revenue and expense items are translated at the average exchange rate for the year.

Foreign exchange gains and losses in the year are included in operations.

Basic Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

Income taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company’s profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded in the financial statements.

Assets retirement obligations

The Company has adopted SFAS No 143, Accounting for Assets Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted and the asset will be depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at December 31, 2005 and 2004, the Company does not have any asset retirement obligations.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Long-lived assets impairment

Long-term assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a discounted cash flow analysis.

Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The adoption of this statement does not have an impact on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities and advances from a related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

The Company is not exposed to significant interest, credit or currency risk arising from these financial instruments.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, "INVENTORY COSTS", which revised ARB 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion to be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS 153, "EXCHANGES OF NONMONETARY ASSETS", which changes the guidance in APB Opinion 29, "ACCOUNTING FOR NONMONETARY TRANSACTIONS". This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 153 will have a material impact on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The adoption of SFAS 154 did not impact the financial statements.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 3 - ADVANCES FROM A RELATED PARTY

The advances from a related party are due to a former Officer and Director of the Company, and are non-interest bearing, unsecured and due on demand. During the fiscal year 2005, the related party forgave $4,999 and the amount was credited to additional paid-in capital.

NOTE 4 - PROPERTY AND EQUIPMENT

1. Mineral Property:

(i) Caramanta Project

On September 22, 2005, the Company entered into an Assignment Agreement with Investcol Limited (Investcol) where Investcol assigned, transferred, and conveyed to the Company all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos ltda. As the result of the Assignment Agreement, the Company acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343 and 6329 located in Carmanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 is invested in exploratory work on the property over a three year period. In consideration for this assignment, the Company agreed to issue 1,000,000 common shares (issued) to Investcol. The issued 1,000,000 common stock valued at fair market value of $250,000 has been expensed and included in the mineral property acquisition and exploration expenditures as at December 31, 2005.

Pursuant to the Assignment Agreement, the Company is committed to fund the $2,990,000 exploratory work as follows:

a)	$500,000 (advanced) upon the closing of the Assignment Agreement
b)
$750,000 during the 12 month period commencing June 25, 2005; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of the Company’s common shares

c)	$1,740,000 during the 12 month period commencing June 25, 2007. (See Note 14 (ii))

In addition, the Company agreed to pay $7,500 per month as an office fee through July 31, 2006 to Investcol for the management of exploration activities. As at December 31, 2005, $37,500 has been expensed and included in the mineral acquisition and exploration expenditures.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising for the frequently ambiguous conveyance history characteristic of many mining properties. Currently, the Company is in the process of investigating the title of above noted mineral concessions for which it holds the options to acquire, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that will have valid title to its mining properties. The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

(ii) Marmato Project

Subsequent to the year end, on January 12, 2006, the Company entered into a Stock Purchase Agreement with Investcol Limited ("Investcol") and RNC (Colombia) Limited (the "Agreement"), whereby the Company would (i) acquire twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) hold an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is a subsidiary of Investcol that is the beneficial holder of 100% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia. Pursuant to the Stock Purchase Agreement, the Company has the option to:

a.
acquire 25% of the total outstanding shares of RNC by the issuance of 1,000,000 common shares of the Company to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. (The Company acquired 25% of ownership on February 14, 2006)

b.
to acquire an additional 25% of RNC (total 50% of RNC) by issuance of 2,000,000 shares of the Company to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC in two instalments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. However, in the event the additional 25% ownership is not exercised, the Company shall forgive the repayment of the $1,200,000 non-interest bearing loan that advanced to RNC as noted above. (On March 10, 2006, the Company entered an extension agreement with Investcol to extend the acquisition of the additional 25%, resulting owning 50% of RNC, by issuance of 2,000,000 shares of the Company and advancing the $4,000,000 non-interest bearing loan on or before April 30, 2006.)

   c.  to acquire an additional 25% of RNC (total 75% of RNC) by the issuance of 4,000,000 common shares of the Company to Investcol and an additional $15,000,000 non-interest bearing loan to RNC on or before
October 30, 2006. (See Note 14 (i))

  d.  have the option until May 1, 2009 to acquire the final 25% of RNC (total 100% of RNC) for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. Payment of the purchase price can be made by the Company in either cash or the Company’s common shares (which will be valued at 90% of the average closing provide of the Company’s common shares). (See Note 14 (i))

On February 14, 2006, the Company completed the acquisition of 25% of RNC by the issuance of 1,000,000 common stock of the Company to Investcol and advanced $1,200,000 non-interest bearing loan to RNC. As at December 31, 2005, $550,000 (as part of a $1,200,000 non-interest bearing loan) was advanced to RNC.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Subsequent to the completion of and in connection with the above noted Stock Purchase Agreement, the Company agreed to repay RNC (Management) Limited, a company controlled by a director of the Company, for $625,516 invested in identifying exploration and mining opportunities in Colombia and to advance the Marmato project.

Pursuant to the above noted Stock Purchase Agreement and subsequent to the acquisition of 25% of RNC, the Company becomes the principal financial support and primary beneficiary for the operations of RNC and its subsidiary Caldas. In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. The Company concluded that RNC and Caldas are VIEs and the financial statements of RNC and Caldas will be consolidated into the Company’s financial statements on the first quarter of 2006.

The Company has determined the above noted Caramanta and Marmato projects as one operation project in consideration of their nature of operations and geographic location. During the fiscal year 2005, in connection with the above noted Assignment Agreement and Stock Purchase Agreement, the Company advanced a total $1,050,000 to identify and acquire exploration and mining opportunities in Colombia. As at December 31, 2005, included within this $1,050,000, (i) $245,725 incurred / reimbursed for the acquisition of the mineral property; (ii) $356,073 incurred / reimbursed in establishing the mineral claims, mine studies, consulting and general administration; and (iii) $290,000 was paid to RNC (Management) Limited for previous work done in Marmato Project, which have been expensed in the current period as mineral property acquisition and exploration expenditures. The remaining balance of $158,202 is recorded as the exploration expenditure advances as at December 31, 2005.

2. Equipment:

As at December 31, 2005	Cost $	Accumulated Amortization $	Net book Value $
Office equipment	1,780	335	1,445

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 5 - STOCKHOLDERS’ EQUITY

Common Stock

Effective March 7, 2005, the Company completed an eight shares for one share stock split. The Company’s share transactions disclosed in these financial statements have been restated retroactively to reflect the above stock split.

During the year ended December 31, 2004, the Company completed its initial public offering and issued 16,000,000 common stock at a price of $0.00625 per share for total proceeds of $100,000.

For the year ended December 31, 2005, the Company issued 1,000,000 restricted common shares valued at an estimated market price of $0.25 per share, pursuant to an option to acquire a 100% interest in certain mining and mineral rights on three gold properties known as the Caramanta concessions in the Marmato Mountain mining district, Colombia.

For the year ended December 31, 2005, the Company completed a private placement and issued 4,221,000 units at a price of $0.25 per share for total proceeds of $1,055,250. Each unit consisted of one common share and one non-transferable warrant, entitling the holder to acquire one additional common share at a price of $ 0.50, exercisable on or before October 14, 2006. The Company also issued 368,100 shares as a finders’ fee relating to this private offering.

There are no shares subject to agreements or options as at December 31, 2005.

Warrants

As at December 31, 2005, the following warrants were issued and outstanding:

4,589,100	$ 0.50 per share	Expiry - October 14, 2006

NOTE 6 - DONATED CAPITAL

During the 2004 fiscal period, $19,200 of consulting services were donated to the Company by a former Officer and Director of the Company, and accounted for as donated capital (2003 - $35,200 by two former Officers and Directors).

The donated consulting services were recorded at amounts agreed upon between the Company and the related parties.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 7 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005 the Company:

•	paid $29,875 (2004: $nil) for management fees to directors and a former senior officer of the Company.

•	paid $37,500 (2004: $nil) for administration of exploration activities to a shareholder of the Company.

•	paid $2,122 (2004: $nil) for consulting to a director of the Company.

•	paid $11,250 (2004: $nil) for office rent to a company related to a director of the Company.

Included in prepaid expenses is $9,585 (2004: $nil) pertaining to office rent paid to a company related to a director of the Company.

Included in accounts payable and accrued liabilities is $19,883 (2004: $nil) payable to directors of the Company and to a company related to a director.

See Note 3, 4 (1) and 11 (ii)

NOTE 8 - INCOME TAXES

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, the effective rate and the elected amount of the valuation allowance are as follows:

	Year Ended December 31, 2005		Year Ended December 31, 2004		Cumulative from Inception (March 25, 2003) to December 31, 2005

Statutory and effective tax rate		15%		15%		15%
	$		$		$
Income taxes recovered at the
statutory and effective tax rate		223,000		3,500		232,000

Less permanent timing differences:
Donated services		-		(2,900)		(7,900)

Benefit of tax losses not recognized in the year		(223,000)		(600)		(224,100)

Income tax recovery (expense) recognized in year		-		-		-

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 8 - INCOME TAXES (cont’d…)

The approximate tax effects of each type of temporary difference that gives rise to deferred tax assets are as follows:

	December 31,	December 31,
	2005	2004
	$	$
Net operating loss carry forwards (expiring 2023 - 2025)	224,100	1,100

Less: valuation allowance	(224,100)	(1,100)

Net deferred tax assets	-	-

NOTE 9 - NON-CASH ACTIVITIES

The Company received donated services from Officers and Directors during the fiscal years 2004 and 2003, as disclosed in Note 6.

The Company issued 1,000,000 restricted common shares at an estimated market price of $0.25 per share, pursuant to an option to acquire a 100% interest in certain mining and mineral rights on three gold properties known as the Caramanta concessions in the Marmato Mountain mining district, Colombia.

During the fiscal year 2005, a related party forgave $4,999 and the amount was credited to additional paid-in capital.

During the fiscal year 2005, the Company issued 368,100 common shares as a finders’ fee relating to the private placement of 4,221,000 units.

NOTE 10 - COMMITMENTS

(i)	See Note 4 (1) (i) and 4 (1) (ii).

NOTE 11 - SUBSEQUENT EVENTS

(i)
On January 24, 2006, the Company issued 3,126,083 common shares at $0.60 per share for total proceeds of $1,875,650, ($1,767,650 had been received as at December 31, 2005 and recorded as share subscriptions received). The Company paid finders fees in the amount of $187,565.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 11 - SUBSEQUENT EVENTS (cont’d…)

(ii)   On February 16, 2006, the Company entered into a Letter of Intent (LOI) with Investcol Limited (Investcol) to acquire Investcol’s rights in certain properties. The non-binding LOI outlines a proposed transaction where the
Company intends to acquire Investcol’s rights in certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquired the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27 and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location. Under the terms of the proposed transaction, the Company would pay to Investcol total consideration in the amount of 1,000,000 shares of restricted stock and USD$350,000. Furthermore, Investcol would be required to pay the exercise price of $150,000 on the Options and facilitate the transfer of the mining contracts underlying the Options into the Company’s name. (See Note 14 (ii))

On April 10, 2006, the Company closed and completed the above noted LOI by issuance of 1,000,000 common stocks of the Company and cash payment of $350,000.

(iii)
Subsequent to the year end and in January 2006, the Company adopted 2006 Stock Incentive Plan, which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards to officers, directors or employees of, as well as advisers and consultants to, the Company.

Under the 2006 Stock Incentive Plan, the Company has reserved 3,500,000 shares of common stock for the granting of options and rights. Such options and rights are to be granted at or above the fair market value of the Company’s common stock on the date of grant. All stock options and rights are to vest over a period determined by the Board of Directors (generally four years) and expire not more than ten years from the date of granted. Subsequent to the year end, the Company granted following stock options under 2006 Stock Incentive Plan:

On January 6, 2006, the Company granted 1,750,000 options with an exercise price of $0.75 per share, vest over 2 years and for a term of 10 years to the officers and directors of the Company.

On March 17, 2006, the Company granted 500,000 options with an exercise price of $1.65 per share, vest over 2 years and for a term of 10 years to a director of the Company.

On March 24, 2006, the Company granted 100,000 options with an exercise price of $1.90 per share, vest over 2 years and for a term of 10 years to a consultant of the Company.

(iv) See Note 4 (1) (ii)

NOTE 12 - GEOGAPHIC AREAS

Prior to the operations of acquisition and exploration of mineral properties, the Company’s areas of operations are primarily in Canada. Since the commencement of acquisition and exploration of mineral properties, the Company’s principal operations are in Colombia. As at the December 31, 2005, the Company does not have any material assets outside of Canada except exploration expenditure advances a total of $158,202 located in Colombia.

COLOMBIA GOLDFIELDS LTD.
(FORMERLY SECURE AUTOMATED FILING ENTERPRISES INC.)
(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Note 13 - RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 14 - Event (Unaudited) Subsequent to the Date of Independent Auditor’s Report

(i)  On August 22, 2006, the Company entered into the First Amendment to the Stock Purchase Agreement (the “First Amendment”) with Investcol Limited ("Investcol") and RNC (Colombia) Limited in order to revise the consideration required to exercise the company’s option to acquire the remaining 50% of the issued and outstanding stock of RNC.

Subject to the revised terms set forth in the First Amendment, the Company exercised its option to acquire an additional 25% interest in RNC, resulting in the Company owning 75% of RNC, in exchange for the following consideration:

(1)  the issuance of 4,200,000 shares of the Company’ stock to Investcol,
(2)  payment of $200,000 to Investcol,
(3)  a commitment to provide a $5,000,000 non-interest bearing demand loan in full to RNC no later than December 31, 2006 and
(4)  a commitment to provide sufficient funds to RNC in order to complete a feasibility study on the Marmato Mountain Project.

Further subject to the revised terms set forth in the First Amendment, the Company has the option to acquire the final 25% interest in RNC until May 1, 2009, resulting in the Company owning 100% of RNC, in consideration for the lesser of 25% of the value of Caldas as determined by a bankable feasibility study or $15,000,000 plus the issuance of 4,000,000 shares of our common stock to Investcol. The purchase price could be payable in either in cash, shares of our common stock or any combination thereof.

(ii)  On September 25, 2006, the Company entered into a Master Agreement to acquire all of the issued and outstanding shares of Gavilan Minerals S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of the Company’s common stock. Cia Servicios Y Logisticos ltda. (“Cia Servicios Logisticos”), a Colombia corporation, is the primary shareholder of Gavilan. Gavilan holds proper legal title to several properties in western Colombia including properties known as Concessions 6602, 1343, 6329, 6993, 7039, 6821, 6770, HET-31, 32, 26, 27, and HETG-01 (the “Properties”) which the company holds an option to acquire. As the result of the Company’s acquisition of Gavilan, the Company will become the title holder of these properties and no longer have to satisfy any minimum exploratory work obligations on these properties.

(iii) On December 14, 2006 the Company executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise the Company’s option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, the Company has the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares of the Company to Investcol. In connection with the execution of the Second Amendment, the Company exercised its option, resulting in the Company acquiring an additional 15% of RNC, bringing the Company’s total ownership to 90%. The revised terms set forth in the Second Amendment provide that the Company has the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of the Company’s common stock, or any combination thereof.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS

U.S. Dollars	September 30, 2006	December 31, 2005
ASSETS	(unaudited)

Current

Cash and cash equivalents	$3,225,396	$ 1,565,640
Prepaid expenses	733,404	22,554
Due from related parties (Note 6)	-	158,202
	3,958,800	1,746,396

Mineral and exploration properties and rights (Note 3)	28,988,058	-
Property and equipment, net of accumulated amortization (Note 4)	353,899	1,445
Website Development Cost, net of accumulated amortization (Note 4)	23,500	17,500

	$33,324,257	$ 1,765,341

LIABILITIES

Current

Accounts payable and accrued liabilities	$4,807,657	$ 83,004

Non-Current

Future income tax liability (Note 3)	4,974,252	-
	9,781,909	83,004
STOCKHOLDERS’ EQUITY

Common stock (Notes 5 and 10)	490	296

Additional paid-in capital (Note 5)	29,973,307	1,465,354

Share subscriptions (Note 5)	-	1,767,650
	29,973,797	3,233,300
Accumulated deficit	(6,431,449)	(1,550,963)
	23,542,348	1,682,337
	$33,324,257	$ 1,765,341

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. Dollars	Three Months Ended September 30, 2006 (unaudited)	Three Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Cumulative from inception (March 25, 2003) September 30, 2006 (unaudited)

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES

Mineral property rights exploration expenses (Notes 3 and 5)	1,074,629	260,000	2,187,686	260,000	3,332,450
General and administrative (Note 5)	919,698	79,091	2,776,293	79,091	3,188,483
Amortization	2,059	134	19,694	134	23,529
Total operating expenses	1,996,386	339,225	4,983,673	339,225	6,544,462
Other income	(50,764)	-	(103,187)	-	(103,186)
Loss from continuing operations	(1,945,622)	(339,225)	(4,880,486)	(339,225)	(6,441,276)

Income (loss) from discontinued operations (Note 1)	-	-	-	(108,760)	9,827

NET LOSS	$(1,945,622)	$(339,225)	$(4,880,486)	$(447,985)	$(6,431,449)

LOSS PER SHARE- BASIC & DILUTED

Loss from continuing operations	$(0.04)	$(0.01)	$(0.12)	$(0.01)
Loss from discontinued operations	-	-	-	(0.01)

NET LOSS PER SHARE-BASIC & DILUTED	$(0.04)	$(0.01)	$(0.12)	$(0.02)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	45,079,035	24,097,826	39,513,913	24,032,967

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

U.S. Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Issue of common stock for cash at $0.000125 per share on March 25, 2003	8	$-	$1	$-	$-	$1

Issue of common stock for cash at $0.000125 per share on May 5, 2003	16,000,000	160	1,840	-	-	2,000

Repurchase of common stock for cash at $0.000125 per share on October 31, 2003	(8,000,008)	(80)	(920)	-	-	(1,000)

Donated Capital	-	-	35,200	-	-	35,200

Net loss for the twelve months ended December 31, 2003.	-	-	-	-	(36,399)	(36,399)

Balance, December 31, 2003	8,000,000	80	36,121	-	(36,399)	(198)

Issue of common stock for cash at $0.00625 per share on December 20, 2004	16,000,000	160	99,840	-	-	100,000

Donated Capital	-	-	19,200	-	-	19,200

Net loss for the twelve months ended December 31, 2004.	-	-	-	-	(23,094)	(23,094)

Balance, December 31, 2004	24,000,000	240	155,161	-	(59,493)	95,908

Issue of common stock for Mineral concessions at $0.25 per share on September 22, 2005	1,000,000	10	249,990	-	-	250,000

Issue of 4,221,000 common stock for cash at $0.25 per share and 368,100 common stock for finders fee on October 14, 2005	4,589,100	46	1,055,204	-	-	1,055,250

Forgiveness of advances from a related party			4,999	-	-	4,999

Share Subscriptions Received	-	-	-	1,767,650	-	1,767,650

Net loss for the twelve months ended December 31, 2005	-	-	-	-	(1,491,470)	(1,491,470)

Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

Issue of common stock for cash at $0.60 per share on January 24, 2006, net of $187,565 finders fee	3,126,083	31	1,688,054	(1,767,650)	-	(79,565)

Issue of common stock for Mineral concessions at $1.90 per share on February 14, 2006	1,000,000	10	1,899,990	-	-	1,900,000

Issue of common stock For Mineral concession at $2.25 per share purchase on April 10, 2006	1,000,000	10	2,249,990	-	-	2,250,000

Issue of common stock for cash at $1.50 per unit (commons shares & warrants) less finders fee of $585,060 on April 26, 2006	6,500,666	65	6,416,112	-	-	6,416,177

Issue of share purchase warrants with April 26, 2006 common stock issuance	-	-	2,749,762	-	-	2,749,762

Issue of common stock for Mineral concessions of $2.74 Per share purchase on April 28, 2006	2,000,000	20	5,479,980	-	-	5,480,000

Issue of common stock for mineral concessions at $1.10 per share on August 22, 2006.	4,200,000	42	4,619,958	-	-	4,620,000

Issue of common stock for mineral concessions at $1.41 per share on September 25, 2006	1,150,000	16	1,621,484	-	-	1,621,500

Stock based compensation	-	-	1,782,623	-	-	1,782,623

Net loss for the nine months ended September 30, 2006	-	-	-	-	(4,880,486)	(4,880,486)
Balance September 30, 2006	48,565,849	$490	$29,973,307	-	$(6,431,449)	$23,542,348

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. Dollars	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Cumulative From Inception (March 25, 2003) Through September 30, 2006 (unaudited)

OPERATING ACTIVITIES:
Net loss
Items not requiring cash outlay:	$(4,880,486)	$(447,985)	$ (6,431,449)
- Consulting fees	-	-	52,400
- Website design and software development	-	-	2,000
- Amortization	19,694	201	23,529
- Mineral properties/rights exploration	-	250,000	250,000
- Stock based compensation	1,782,623	-	1,782,623
Changes in non-cash working capital items
- Accounts receivable and prepaid expenses	(710,850)	(499,090)	(733,404)
- Exploration expenditure advances	-		(158,202)
- Accounts payable and accrued liabilities	1,793,380	31,317	1,876,384
- Due to/from related parties	158,202	(5,172)	163,201
Net cash provided by operating activities	(1,837,437)	(670,729)	(3,172,918)

FINANCING ACTIVITIES:
Issuance of securities net of finder fees	9,086,374	1,020,250	10,242,625
Proceeds of share subscription	-	-	1,767,650
Net cash provided by financing activities	9,086,374	1,020,250	12,010,275

INVESTING ACTIVITIES:
Purchase of mineral exploration rights	(5,211,033)	-	(5,211,033)
Purchase of equipment	(378,148)	(1,780)	(379,928)
Purchase of website	-	(21,000)	(21,000)
Net cash used in investing activities	(5,589,181)	(22,780)	(5,611,961)

INCREASE IN CASH	1,659,756	326,741	3,225,396

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,565,640	104,685	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,225,396	$431,426	$3,225,396

SUPPLEMENTAL CASH FLOW INFORMATION
Interest expense	$-	$-	$-
Taxes	$-	$-	$-

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GOING CONCERN AND NATURE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003. The Company changed its name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. The Company changed its operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to acquisition of, exploration for and development of mineral properties. The Company is currently in the exploration stage. On July 31, 2006 the Company’s jurisdiction of incorporation was changed to the state of Delaware.

In the first quarter of 2005, the Company discontinued its electronic filings services operations and its income and expense relating to its operations have been classified as discontinued operations in the Statements of Operations for all comparative periods.

The Company has incurred a loss for the period from inception on March 23, 2003 to September 30, 2006 and has no source of revenue. The Company’s future is dependent upon its ability to obtain financing and upon future, exploration and development of profitable operations from its mineral properties. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future. Management intends to continue relying upon the issuance of securities to finance the development of its business. There can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

The consolidated balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but these financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Consolidation

Entities which are controlled by the Company, either directly or indirectly, are consolidated. Control is established by the Company’s ability to determine strategic, operating, investing and financing policies without the co-operation of others. The Company analyses its level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination of these factors.

These consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., formerly a Nevada corporation, (ii) the Company’s 75% interest in RNC (Colombia) Limited (“RNC Colombia”), a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A. (“Caldas”), a Colombia corporation, (iii) the Company’s 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

At January 12, 2006 and in connection with the adoption of FIN 46R, the Company concluded that RNC (Colombia) Limited and its 94.99% owned subsidiary, Compania Minera De Caldas, S.A., were VIEs since the Company provided the principal financial support to these entities and the Company was their primary beneficiary. Under FIN 46R transition rules, the financial statements of RNC (Colombia) Limited and Compania Minera De Caldas, S.A. were considered VIEs and the Company’s 25% interest has been included within the Company’s consolidated financial statements for the period January 12, 2006 to April 28, 2006.

In connection with the Company’s April 28, 2006 acquisition of an additional 25% of RNC (Colombia), the Company also received rights to nominate three of the four members of RNC’s board of directors. As such, the Company determined that control over RNC (Colombia) existed as of April 28, 2006, and these financial statements reflect the consolidation of the Company’s 50% interest in RNC (Colombia), for the period April 29, 2006 to August 22, 2006.

On August 22, 2006 the Company acquired an additional 25% of RNC (Colombia), bringing the Company’s total ownership to 75%. These financial statements reflect the consolidation of the Company’s 75% interest in RNC (Colombia) for the period August 23, 2006 to September 30, 2006.

On September 25, 2006 the Company acquired 94.99% of the outstanding shares of Gavilan. These financial statements reflect the consolidation of Gavilan for the period September 25, 2006 to September 30, 2006.

Since the non-controlling shareholder of RNC and Gavilan has no obligation to contribute any additional capital and the Company was the primary entity obligated to fund future exploratory work, no non-controlling interest related to RNC or Gavilan has been recognized in the consolidated statement of operations for the period January 12, 2006 to September 30, 2006 and in the consolidated balance sheet at September 30, 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Mineral Property Rights Acquisition and Exploration Expenditures

Costs of acquiring mining properties and exploration and development costs are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially minable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

The Company applies SFAS No. 143, Accounting for Assets Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at September 30, 2006, December 31, 2005, and December 31, 2004, the Company does not have any asset retirement obligations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Depreciation is provided for using the following method and time periods:

Asset	Basis	Period

Vehicles	Straight line	5 years
Buildings	Straight line	20 years
Office equipment & furniture	Straight line	10 years

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The Company reviews the carrying values of property and equipment based on expected future cash flows whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If this carrying value exceeds the recoverable amount, a write-down is changed to the statement of operations.

Comprehensive Income

In accordance with SFAS 130, Reporting Comprehensive Income (“SFAS 130”), comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than US dollars, and minimum pension liabilities. For all periods presented the Company’s financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Stock-Based Compensation

In fiscal 2006, the Company applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and recognized over the expected vesting period. For all stock option awards granted on or after January 1, 2006, the Company recognizes compensation using the fair value method of accounting for stock-based compensation. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of the control of the Company. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity. The adoption of SFAS No. 123(R) did not have an impact on the Company’s historical financial statements as the Company had no stock options outstanding prior to adoption.

Foreign Currency Translation

The Company’s functional currency is US dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

i)	Monetary assets and liabilities are translated at the period-end exchange rate;
ii)	Non-monetary assets are translated at the rate of exchange in effect at their acquisition date; and

iii)	Revenue and expense items are translated at the average exchange rate for the respective period.

Foreign exchange gains and losses are recognized as period expenses.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. For the periods ended September 30, 2006 and 2005, outstanding share purchase warrants and options to purchase common shares were excluded from the computation of diluted earnings per share as the impact of these instruments was antidilutive.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Income taxes

The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company’s profitability and the risks and the expected timeline required to take the Company’s projects to commercial production, a full valuation allowance has been provided for against future tax assets and no net tax benefit has been recorded in the Company’s statement of operations.

Long-Lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges) or if the Company has not yet completed economic feasibility studies to establish the existence of proven or probable reserves for the assets and if exploration activities have not advanced sufficiently to quantify values beyond proven and probable reserves. If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a discounted cash flow analysis.

Financial Instruments

The Company’s financial statements instruments consist of cash, accounts receivable, accounts payable and accrued liabilities and amounts due to and from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature. The Company is not exposed to significant interest, credit or currency risk arising from these financial instruments.

 NOTE 3 - MINERAL PROPERTIES AND EXPLORATION RIGHTS

Title to mineral properties and mining and exploration rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, the Company is in the process of investigating the title of mineral concessions for which it holds the options to acquire. Therefore, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that the Company will have valid title to its mining properties. The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

A) Caramanta Project

(i) Caramanta Project - concessions 6602, 1343 and 6329

On September 22, 2005, the Company entered into an Assignment Agreement with Investcol Limited (“Investcol”) where Investcol assigned, transferred, and conveyed to the Company all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, the Company acquired an option to purchase certain mining, mineral and exploration rights on property known as Concession 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 is invested in exploratory work on the property over a three year period. The Company issued 1,000,000 common stock to Investcol at a deemed fair market value $ 0.25 per share for total consideration of $ 250,000, which was recorded as part of mineral property rights acquisition and exploration expenditures in fiscal 2005.

Pursuant to the Assignment Agreement, the Company was committed to fund $2,990,000 exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;
b)
$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of the Company’s common shares; and

c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, the Company agreed to pay Investcol $7,500 per month as an office fee through July 31, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the Company’s agreement to acquire the Mining Concessions (See Note 3(A)(iii) below for details).

(ii) Caramanta Project - Concessions 6993,7039,6821 and 6770 and HETJ 01, 26, 27, 31, 32

On February 16, 2006 the Company entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase (“Purchase Contract”) entered into with Cia Servicios y Logisticos Ltda. The LOI outlined a proposed transaction where the Company intended to acquire Investcol’s rights to acquire certain mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, the Company entered into a definitive agreement with Investcol finalizing this transaction (“Assignment Agreement”). In consideration for this Assignment Agreement, the Company paid Investcol total consideration in the amount of $350,000 and issued 1,000,000 restricted shares of common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles will remain in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the company’s agreement to acquire the Mining Concessions (See Note 3(A)(iii) below for details).

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(iii) Caramanta Project - Acquisition of 100% of the Caramanta Exploration Properties

On September 25, 2006 the Company, through the acquisition of 94.99% of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”), acquired full legal title to the Caramanta project concessions described in Notes 3A(i) and 3A(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share. In addition, a $50,000 finder’s fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration properties and rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

As a result of the acquisition of Gavilan, the Company no longer has any minimum exploratory work obligations related to the Caramanta Concessions.

B) Marmato Project

On January 12, 2006, the Company entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited (the "Agreement"), whereby the Company (i) acquired twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) held an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, the Company:

a)
acquired 25% of the outstanding shares of RNC (total 25% of RNC) by the issuance of 1,000,000 common shares of the Company to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. Total consideration of $1,900,000 related to this transaction was recorded as part mineral and exploration properties and rights in fiscal 2006.

b)
acquired an additional 25% of RNC (total 50% of RNC) by the issuance of 2,000,000 shares of the Company to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC in two instalments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. On March 10, 2006, the Company entered an extension agreement with Investcol to extend the terms to April, 30, 2006, and completed the transaction on April 28, 2006. Total consideration of $5,480,000 related to this transaction was recorded as part of mineral and exploration properties and rights in fiscal 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

c)
held an option to acquire an additional 25% of RNC (total 75% of RNC) by the issuance of 4,000,000 common shares of the Company to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006, the Company amended its January 12, 2006 Stock Purchase Agreement with Investcol and RNC (Colombia) Limited and concurrently exercised its option to increase the Company’s interest in RNC from 50% to 75%. Under the terms of the amended agreement, the Company issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction, the Company has committed to provide an additional $5,000,000 by way of non-interest bearing demand loan to Investcol by December 31, 2006 and provide sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project. Total consideration of $4,820,000 related to this transaction was recorded as part of mineral and exploration properties and rights in fiscal 2006.

d)
has the option to acquire an additional 25% of RNC (total 100% of RNC) until May 1, 2009 for a price equal to 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. Payment of the purchase price can be made by the Company in either cash or the Company’s common shares. Under the terms of the August 22, 2006 amended agreement, the Company continues to hold an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldas determined by a feasibility study. The purchase price, pursuant to the amended agreement is limited to a maximum of $15,000,000 plus 4,000,000 shares of the Company. Payment of the purchase price can be satisfied in either cash or common shares of the Company, or any combination thereof. As at September 30, 2006 this option remains unexercised.

C) Kedahda Properties

On August 30, 2006 the Company, purchased certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly-owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration. The purchase was recorded as part of mineral and exploration properties and rights in fiscal 2006.

Mineral Property Rights Acquisition and Exploration Expenditures

The Company’s mineral property rights acquisition and exploration activities consist of:

I)	The acquisition of mineral concessions;
II)	The acquisition of mineral and exploration rights from existing titleholders; and
III)	The exploration of acquired mineral properties and related activities
IV)	Stock-based compensation allocated pursuant to FAS 123(R)

The Company capitalizes all expenditures that result in the acquisition and retention of resource properties or an interest therein. The recoverability of the carrying values of the properties is dependent on the ability of the Company to obtain the necessary financing and permits to continue exploration, the establishment of economically recordable reserves, future profitable production and/or proceeds from the disposition thereof. The following table summarizes the Company’s historical expenditures with respect to the aforementioned projects.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

		Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Cumulative From Inception (March 25, 2003 Through September 30, 2006)
						(See note 1)
I)	Acquisition of mineral concessions	$7,100,841	$-	$17,080,841	$-	$17,080,841
II)	Acquisition of Mineral and exploration rights	2,966,087	-	6,932,965	-	6,932,965
	Total acquired Mineral and exploration properties and rights	10,066,928	-	24,013,806	-	24,013,806
III)	Exploration of acquired mineral properties	1,034,990	260,000	2,011,487	260,000	3,156,251
IV)	Stock - based Compensation	39,639	-	176,199	-	176,199
	Total mineral property rights exploration expenses	1,074,629	260,000	2,187,686	260,000	3,332,450
	Total mineral property rights acquisition and exploration expenditures	$11,141,557	$260,000	$26,201,492	$260,000	$27,346,256

Capitalized Mineral and Exploration Properties and Rights

Acquired mineral and exploration properties and exploration rights of $24,013,806 have been recorded at amounts necessary to reflect temporary differences associated with the differences between their accounting and tax bases. As a result, these properties are recorded in the consolidated balance sheet at September 30, 2006 at $28,988,058, with a corresponding future tax liability of $4,974,252.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT

As at September 30, 2006	Cost	Accumulated Amortization	Net book Value
Furniture and office equipment	$115,779	$(3,880)	$111,899
Buildings	84,946	-	84,946
Vehicles	166,507	(9,453)	157,054

Total	$367,232	$(13,333)	$353,899
Website development cost	$36,000	$(12,500)	$23,500
Mineral exploration properties and rights	$28,988,058	$-	$28,988,058

As at December 31, 2005	Cost	Accumulated Amortization	Net book Value
Furniture and office equipment	$1,780	$(335)	$1,445
Website Development cost	$21,000	$(3,500)	$17,500
Mineral exploration properties and rights	$-	$-	$-

NOTE 5 - STOCKHOLDERS’ EQUITY

Common Stock

	September 30, 2006	December 31, 2005

Authorized:
200,000,000 common shares, $0.00001 par value
Issued and Outstanding:
48,565,849 common shares, (December 31, 2005: 29,589,100 shares)	$490	$296

i)	During the nine month period ended September 30, 2006, the Company completed the following transactions:

a)
On January 10, 2006, the Company issued 3,126,083 common shares at $0.60 per share for gross proceeds of $1,875,650. The Company paid finders fees in the amount of $187,565, for net proceeds of $1,688,085.

b)
On February 14, 2006, the Company issued 1,000,000 common shares at fair value of $1.90 per share to Investcol in connection with the acquisition of 25% ownership of RNC (Colombia) Limited (See Note 3).

c)	On April 10, 2006, the Company issued 1,000,000 common shares at fair value of $2.25 per share to Investcol to acquire rights in certain properties in the Caramanta area of Colombia. (See Note 3)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

d)
On April 26, 2006 the Company completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors. Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering. The exercise price for the Warrant is priced at $2.50. The gross proceeds received from this offering were $9,751,000. Assuming that all of the warrants are exercised by the investors, the gross proceeds received from the exercise of the Warrants will equal $16,251,665.

In connection with this private equity offering, the Company paid as a commission $585,060 and issued warrants to purchase 390,040 shares of the Company’s common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share. Assuming that all of these warrants are exercised, the Company will receive gross proceeds of $780,080.

The Company has allocated the total net proceeds from the offering of $9,165,939 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$65
Additional paid in capital - common shares	6,416,112
Additional paid in capital - share purchase warrants	2,749,762
Total gross proceeds from private equity offering	$9,165,939

e)	On April 28, 2006, in connection with the acquisition of the second 25% of RNC (Colombia) Limited, the Company issued 2,000,000 common shares at a fair value of $2.74 to Investcol. (See Note 3) .

f)	On August 22, 2006 in connection with the acquisition of the third 25% of RNC (Colombia) Limited, the Company issued 4,200,000 common shares at a value of $1.10 per share to Investcol. (See Note 3).

g)
On September 25, 2006 in connection with the Company’s acquisition of 100% of the Caramanta Exploration Properties, the Company issued 1,150,000 restricted common shares at a value of $1.41 (see Note 3).

ii)	During the fiscal year ended December 31, 2005, the Company:

a)
issued 1,000,000 restricted common shares valued at an estimated market price of $0.25 per share, pursuant to an option to acquire a 100% interest in certain mining and mineral and exploration rights on three gold properties known as the Caramanta concessions in the Marmato Mountain mining district, Colombia.

b)
completed a private placement and issued 4,221,000 units at a price of $0.25 per share for net proceeds of $1,055,250. Each unit consisted of one common share and one non-transferable warrant, entitling the holder to acquire one additional common share at a price of $0.50, exercisable on or before October 14, 2006. The Company also issued 368,100 shares as a finders’ fee relating to this private offering. The Company has allocated the total gross proceeds from the offering of $1,055,250 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Common shares	$46
Additional paid in capital - common shares	712,204
Additional paid in capital - share purchase warrants	343,000
Total gross proceeds from private equity offering	$1,055,250

Warrants

As at September 30, 2006, the following warrants were issued and outstanding:

# Warrants	Exercise Price	Expiry Date
4,589,100	$0.50 per share	October 14, 2006 (see Note 10)
6,500,666	$2.50 per share	April 25, 2008
390,040	$2.00 per share	April 25, 2009
11,479,806	$1.67 per share

Assuming all warrants are exercised, the Company would potentially receive $18,624,215.

Stock Options

In fiscal 2006, the Company adopted the 2006 Stock Incentive Plan, (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards to officers, directors or employees of, as well as advisers and consultants to, the Company.

All stock options and rights are to vest over a period determined by the Board of Directors and expire not more than ten years from the date granted. On July 31, 2006 the Company received shareholder approval for an amended Stock Incentive Plan. Pursuant to the amended Plan, the number of shares that may be issued for awards granted under the 2006 plan was increased from 3,500,000 to 5,000,000.

Pursuant to the Plan, during fiscal 2006 the Company granted 3,050,000 stock options to employees, directors, officers and consultants of the Company. These stock options vest at a rate of 25% every six months over a period of two years, and expire over a life of 10 years. For the nine month period ended September 30, 2006, the Company recorded a total of $1,782,623 in stock based compensation expense related to these grants in the consolidation statements of operations as follows:

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Mineral property rights acquisition and exploration expenditures	$176,199	-
General and administrative	$1,606,424	-
Total stock-based compensation	$1,782,623	-

As at September 30, 2006 there was $1,783,328 of unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized as follows: Fiscal 2006 - $597,640; Fiscal 2007 - $1,079,538; Fiscal 2008 - $106,150.

 COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock options granted and exercised is as follows:

	Number	Weighted Average Exercise Price
Options outstanding at December 31, 2005	-	$-
Granted in fiscal 2006	3,050,000	1.07
Exercised in fiscal 2006	-	-
Forfeited and expired in fiscal 2006	-	-
Options outstanding at September 30, 2006	3,050,000	$1.07

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Weighted Average
grant date fair
value of options	$1.17	$-
granted during the period

Weighted average fair	$1.14	$-
Value of options vested
during the period

A summary of stock options outstanding and exercisable at September 30, 2006 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (yrs)	Number Exercisable	Weighted Average Exercise Price
$0.75 - $1.00	1,750,000	$ 0.75	9.27	437,500	$0.75
$1.01 - $2.00	1,300,000	1.50	9.46	150,000	1.69
$0.75 - $2.00	3,050,000	$ 1.07	9.32	587,500	$0.99

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.45%, dividend yield 0%, a historic volatility of 71%, and expected term of 10 years, equal to the full life of the options as the Company does not expect any options to be exercised early.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - RELATED PARTY TRANSACTIONS

Amounts due to related parties are unsecured, non-interest bearing and have no stated terms of repayment. Amounts due from related parties are due from a former Officer and Director of the Company, and are non-interest bearing, unsecured and due on demand.

Included in prepaid expenses at September 30, 2006 is $nil (December 31, 2005: $9,585) pertaining to office rent paid to a company related to a director of the Company. Included in accounts payable and accrued liabilities at September 30, 2006 is $nil (December 31, 2005: $19,883) payable to directors of the Company and to a company related to a director.

i)  During the three month period ended September 30, 2006 the Company:

a)	paid $229,501 (three month period ended September 30, 2005: $7,500) for management and consulting fees to directors, senior officers and shareholders of the Company.

b)	paid $nil (three month period ended September 30, 2005: $4,275) for office rent to a company related to a director of the Company.

ii)  During the nine month period ended September 30, 2006 the Company:

a)	paid $500,251 (nine month period ended September 30, 2005: $15,000) for management and consulting fees to directors, senior officers and shareholders of the Company.

b) paid $10,256 (nine month period ended September 30, 2005: $8,025) for office rent to a company related to a director of the Company

Related party transactions in these consolidated financial statements also include the acquisition of the Company’s interests in the Caramanta and Marmato projects as described in note 3.

NOTE 7 - SEGMENTED INFORMATION

The Company has determined that it operates in a single reportable segment, being the acquisition of, exploration for, and development of mineral properties.

Note 8 - NON-CASH ACTIVITIES

The Company has issued common shares as consideration for the acquisition of certain mineral rights as disclosed in Notes 3 and 5.

Note 9 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The FASB has issued FIN 48 which prescribes rules for the financial statements accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. The criteria for asset recognition is that it is more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes is the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company’s fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company’s financial position, results of the operations, or cash flows.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - SUBSEQUENT EVENTS

During October, 2006 3,471,000 warrants were exercised for net proceeds to the Company of $1,735,500 and 3,471,000 common shares were issued upon exercise.

NOTE 11 - RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation.

Changes In and Disagreements with Accountants

No events occurred requiring disclosure under Item 304, subsection b of Regulation S-B.

On August 10, 2006, Vellmer & Chang (the “Former Accountant”) was dismissed as our accountant. We have engaged PricewaterhouseCoopers as our principal accountants effective August 10, 2006. The decision to change accountants was approved by our Board of Directors. We did not consult with PricewaterhouseCoopers on any matters prior to retaining the firm as our principal accountants.

The Former Accountant's audit reports on the financial statements of us for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that the audit reports on the financial statements of us for the fiscal years ended December 31, 2005 and December 31, 2004 contained an uncertainty about our ability to continue as a going concern.

During the years ended December 31, 2005 and December 31, 2004, and through the interim period ended August 10, 2006, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their reports on the financial statements for such periods.

During the years ended December 31, 2005 and December 31, 2004, and through the interim period ended August 10, 2006, the Former Accountant did not advise us with respect to any of the matters described in paragraphs (a)(1)(iv)(A) and (B) of Item 304 of Regulation S−B.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our Articles of Incorporation provide for indemnification of our directors, officers and employees as follows:

A director of our Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to further reduce or to authorize, with the approval of our stockholder, further reductions in the liability of our directors for breach of fiduciary duty, then a director of our Company shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, voting of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provision in our Articles of Incorporation or Bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$4,241
Federal Taxes	Nil
State Taxes and Fees	Nil
Listing Fees	Nil
Printing and Engraving Fees	500
Transfer Agent Fees	1,000
Accounting fees and expenses	10,000
Legal fees and expenses	20,000

Total	$35,741

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On December 14, 2006, we issued 4,000,000 shares of our common stock to Investcol Limited as the consideration for the exercise of our option to acquire an additional fifteen percent (15%) of the issued and outstanding stock of RNC, resulting in us owning 90% of RNC. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On November 27, 2006, we granted to two consultants, in connection with services to be rendered, options to purchase 450,000 shares of our common stock at the exercise price of $1.15 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

We received proceeds of $1,735,500 in connection with the exercise of warrants previously issued in a private equity offering that was completed on October 14, 2005. On October 25, 2006, we issued a total of 3,471,000 shares of common stock in connection with the exercise of these warrants. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 25, 2006, we issued 1,150,000 shares of our common stock to Chuck Major as part of the consideration paid to acquire certain properties located in the Caramanta Municipality in western Colombia. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 22, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.20 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On August 22, 2006, we issued 4,200,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire and additional twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation (“RNC”) and subsidiary of Investcol Limited. These shares were issued pursuant to

Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On July 31, 2006, we granted to a member of the board of directors options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. Also on this date, we granted to two consultants each options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share in connection with services to be rendered These options also vest completely over two years and are exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On April 28, 2006, we issued 2,000,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire an additional twenty-five percent (25%) of the issued and outstanding stock of RNC and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On April 26, 2006, we completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors.  Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “ Warrant”) to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering.  As a result, we issued a total of 6,500,666 shares of common stock and warrants to purchase 6,500,666 shares of our common stock in connection with this private equity offering. The exercise price for the Warrant is priced at $2.50.  The gross proceeds we received from sale of Units in this exempt offering were $9,751,000.

In connection with this private equity offering, we paid as a commission $585,060 and issued warrants to purchase 390,040 shares of our common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share.

We completed this offering pursuant to Regulation S of the Securities Act.  Each investor represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.

In connection with this private equity offering, we have agreed to commence the filing of a registration statement to register the common stock in each Unit and the underlying common stock for each warrant. In the event that the registration statement is not effective within seven (7) months from the closing date of this offering, we will incur a cash penalty of 2.5% on each investor’s investment per month for each month until the registration statement is declared effective by the Securities and Exchange Commission.

On April 10, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for transferring us certain mining contracts and options to acquire the exclusive rights to engage in mining activities. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On March 24, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.90 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On March 17, 2006, we granted to a member of the board of directors options to purchase 500,000 shares of our common stock at the exercise price of $1.65 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On February 14, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited a part of the consideration for our acquisition of twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On January 10, 2006, we completed a private equity offering of 3,126,083 shares of common stock at $0.60 per share to a total of twenty (20) investors.  The total amount we received from this offering was $1,875,650.

We completed the offering pursuant to Regulation S of the Securities Act.  Each purchaser represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

On January 6, 2006, we granted to our officers and directors options to purchase a total of 1,750,000 shares of our common stock at the exercise price of $0.75 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On October 14, 2005, we completed an offering of 4,221,000 Units at $0.25 per Unit to a total of twenty-three (23) investors.  Each Unit consisted of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twelve (12) months from the closing of the offering.  The exercise price for the Warrant is priced at $0.50.  The total amount we received from the sale of Units in this exempt offering was $1,055,250. In connection with this private equity offering, we issued 368,100 shares of common stock as a commission.

We completed the offering pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

On September 22, 2005, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for assigning us certain mining and mineral rights. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

We issued 1,000,000 shares of common stock on May 5, 2003 to Mr. Arne Raabe, our founding officer and director, at a price of $0.01 per share. Also on this date, we issued 1,000,000 shares of common stock to Mr. Rory O’Bryne, a former officer and director, at a price of $0.01 per share. We received a total of $2,000 from these issuances. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock. Mr. Raabe’s shares were later repurchased by us for $1,000 on October 31, 2003 and returned to the treasury and cancelled.

Item 27. Exhibits

Exhibit Number	Description
2.1	RNC Stock Purchase Agreement (1)
3.1	Articles of Incorporation, as amended (8)
3.2	By-Laws (8)
5.1	Opinion of Akerman Senterfitt, with consent to use (8)
10.1	Assignment Agreement with Investcol Limited (2)
10.2	Agreement with Investcol Limited (2)
10.3
Assignment Agreement with Investcol Limited regarding Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (3)

10.4
Amendment to Agreement with Investcol Limited regarding Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (4)

10.5	Contract for Purchase of Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (4)
10.6	Consulting Services Agreement with J. Randall Martin (4)
10.7	Consulting Services Agreement with Daniel Hunter (4)
10.8	Consulting Services Agreement with Kenneth Phillippe (4)
10.9	Consulting Services Agreement with Harry Hopmeyer (4)
10.10	Master Agreement for Acquisition of properties in Caramanta (5)
10.11	Second Amendment to Stock Purchase Agreement (6)
16.1	Letter from Former Accountant (7)
21.1	Subsidiaries of Small Business Issuer (9)
23.1	Consent of Vellmer & Chang, Chartered Accountants
23.2	Consent of Stewart D. Redwood, PhD, FIMMM (8)
23.3	Consent of Akerman Senterfitt as to the legality of the shares of common stock being registered (included in Exhibit 5.1) (9)
99.1	Carve Out Financial Statements (10)
99.2	Pro Forms Combined Financial Statements (10)

(1)	Incorporated by reference to Current Report on Form 8-K filed on February 26, 2006.

(2)	Incorporated by reference to Current Report on Form 8-K filed on September 28, 2005.

(3)	Incorporated by reference to Annual Report on Form 10-KSB filed on April 17, 2006.

(4)	Incorporated by reference to Current Report on Form 8-K filed on August 4, 2006

(5)	Incorporated by reference to Current Report on Form 8-K filed on September 29, 2006.

(6)	Incorporated by reference to Current Report on Form 8-K filed on December 15, 2006

(7)	Incorporated by reference to Current Report on Form 8-K filed on August 11, 2006.

(8)	Incorporated by reference to Registration Statement on Form SB-2 filed on July 28, 2006

(9)	Incorporated by reference to Amended Registration Statement on Form SB-2/A filed on October 27, 2006.

(10)	Incorporated by reference to Current Report on Form 8-K filed on December 8, 2006

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
a.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which,

individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;
c.
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

3.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Form SB-2 to be signed on its behalf by the undersigned, in the City of Toronto, Ontario, Canada, on January 16, 2007.

Colombia Goldfields Ltd.
By: /s/ J. Randall Martin	By: /s/ Jim Kopperson
J. Randall Martin Chief Executive Officer	Jim Kopperson Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Form SB-2 was signed by the following persons in the capacities and on the dates stated:

By: /s/ J. Randall Martin	By: /s/ Robert E. Van Tassell
J. Randall Martin Director January 16, 2007	Robert E. Van Tassell Director January 16, 2007

By: /s/ David Bikerman	By: /s/ Thomas Ernst McGrail
David Bikerman Director January 16, 2007	Thomas Ernst McGrail Director January 16, 2007